Exhibit 10.36

OFFICE LEASE AGREEMENT

WDP 17600 LLC, AS LANDLORD,

AND

FENDER MUSICAL INSTRUMENTS CORPORATION,

AS TENANT.

17600 N. Perimeter Drive

Scottsdale, Arizona

i

	6.2	Tenant’s Obligations		13
	6.3	Other Provisions Relating to Services		13

ARTICLE 7	MAINTENANCE AND REPAIR			13

	7.1	Landlord’s Obligations		13
	7.2	Tenant’s Obligations		14
		7.2.1	Maintenance of Premises	14
		7.2.2	Notice to Landlord	14
	7.3	Tenant’s Right to Self-Help		14
	7.4	Supplemental Equipment		15

ARTICLE 8	ALTERATIONS			15

	8.1	Landlord Approval		15
	8.2	Tenant Responsible for Cost and Insurance		15
	8.3	Construction Obligations; Ownership of Alterations		16
	8.4	Liens		16
	8.5	Indemnification		16
	8.6	Alterations Required by Laws		16

ARTICLE 9	RIGHTS RESERVED BY LANDLORD			17

	9.1	Landlord’s Entry		17
	9.2	Control of Property		17
	9.3	Common Area		17
	9.4	Right to Cure		18

ARTICLE 10	INSURANCE			18

	10.1	Tenant’s Insurance		18
		10.1.1	Liability Insurance	18
		10.1.2	Property Insurance	18
		10.1.3	Other Insurance	18
	10.2	Landlord’s Insurance		18
		10.2.1	Property Insurance	18
		10.2.2	Liability Insurance	19
		10.2.3	Other Insurance	19
	10.3	Waivers and Releases of Claims and Subrogation		19
		10.3.1	Tenant’s Waiver and Release	19
		10.3.2	Landlord’s Waiver and Release	19
		10.3.3	Limitation on Waivers of Claims	19
	10.4	Tenant’s Failure to Insure		20
	10.5	No Limitation		20

ARTICLE 11	DAMAGE OR DESTRUCTION			20

	11.1	Tenantable Within 270 Days		20
	11.2	Not Tenantable Within 270 Days		20
	11.3	Property Substantially Damaged		20
	11.4	Insufficient Proceeds		21
	11.5	Landlord’s Repair; Rent Abatement		21
	11.6	Rent Abatement if Lease Terminates		21
	11.7	Exclusive Casualty Remedy		21
	11.8	Notice to Landlord		21

ARTICLE 12	EMINENT DOMAIN			21

	12.1	Termination of Lease		21
	12.2	Landlord’s Repair Obligations		22
	12.3	Tenant’s Participation		22
	12.4	Exclusive Taking Remedy		22

ARTICLE 13	TRANSFERS			22

	13.1	Restriction on Transfers		22
	13.2	Recapture Right		23
	13.3	Costs		23
	13.4	Landlord’s Consent Standards		23
	13.5	Permitted Transfers		23

ARTICLE 14	DEFAULTS; REMEDIES			23

	14.1	Events of Default		23
		14.1.1	Failure to Pay Rent	24
		14.1.2	Failure to Perform	24
		14.1.3	Misrepresentation	24
		14.1.4	Insolvency	24
	14.2	Remedies		24
		14.2.1	Termination of Tenant’s Possession/Re-entry and Reletting Right	24
		14.2.2	Termination of Lease	25
		14.2.3	Present Worth of Rent	25
		14.2.4	Other Remedies	25
	14.3	Costs		25
	14.4	Waiver of Re-entry Claims		26
	14.5	Landlord’s Default		26
	14.6	No Waiver		26

ARTICLE 15	CREDITORS; ESTOPPEL CERTIFICATES			26

	15.1	Subordination		26
	15.2	Attornment		26
	15.3	Mortgagee Protection Clause		26
	15.4	Estoppel Certificates		27
		15.4.1	Contents	27
		15.4.2	Failure to Deliver	27

ARTICLE 16	SURRENDER; HOLDING OVER			27

	16.1	Surrender of Premises		27
	16.2	Holding Over		27

ARTICLE 17	TENANT IMPROVEMENTS			28

	17.1	Base Building Improvements		28
	17.2	Tenant Improvements		28
	17.3	Tenant’s Project Manager		28
	17.4	Improvement Allowance		29
	17.5	Space Plan		29
	17.6	Construction Drawings and Specifications		29
	17.7	Changes to Construction Drawings and Specifications		30
	17.8	Tenant’s Approval of Contractor; Tenant Improvement Costs		30
	17.9	Test Fit Plan		30
	17.10	Landlord’s Approval Rights		30
	17.11	Tenant’s Representative		30
	17.12	Substantial Completion		30
	17.13	Access Prior to Substantial Completion		31
	17.14	Punch List		31
	17.15	Construction Warranty		31
	17.16	Tenant Finish Work		32

ARTICLE 18	ADDITIONAL PROVISIONS			32

	18.1	Existing Furniture, Fixtures and Equipment		32

	18.2	Parking	32
	18.3	Right of First Offer	32
	18.4	Early Termination Right	33
	18.5	Signs	33

ARTICLE 19	MISCELLANEOUS PROVISIONS		34

	19.1	Notices	34
	19.2	Transfer of Landlord’s Interest	34
	19.3	Successors	34
	19.4	Captions and Interpretation	34
	19.5	Relationship of Parties	34
	19.6	Entire Agreement; Amendment.	34
	19.7	Severability	35
	19.8	Landlord’s Limited Liability	35
	19.9	Survival	35
	19.10	Attorneys’ Fees	35
	19.11	Brokers	35
	19.12	Governing Law	35
	19.13	Time is of the Essence	35
	19.14	Independent Obligations	35
	19.15	Tenant’s Organization Documents; Authority	35
	19.16	Force Majeure	36
	19.17	Management	36
	19.18	Financial Statements	36
	19.19	No Recording	36
	19.20	Nondisclosure of Lease Terms	36
	19.21	Construction of Lease and Terms	36

EXHIBITS

EXHIBIT “A”	Definitions

EXHIBIT “B”	Legal Description of the Land

EXHIBIT “C”	Floor Plan

EXHIBIT “D”	Commencement Date Memorandum

EXHIBIT “E”	Property Rules

EXHIBIT “F”	Building Sign Location

EXHIBIT “G”	Janitorial Services

OFFICE LEASE AGREEMENT

This Office Lease Agreement is made and entered into as of the Effective Date by and between WDP 17600 LLC, an Arizona limited liability company, as Landlord, and FENDER MUSICAL INSTRUMENTS CORPORATION, a Delaware corporation, as Tenant.

DEFINITIONS

Capitalized terms used in this Lease and not defined elsewhere have the meanings given them on the attached EXHIBIT “A”.

BASIC TERMS

The following Basic Terms are applied under and governed by the particular section(s) in this Lease pertaining to the following information:

1.	Premises: Approximately 110,875 rentable square feet located within the Building as depicted on EXHIBIT “C”. The Building is located at 17600 N. Perimeter Drive, Scottsdale, Arizona 85255. The Building contains approximately 127,690 rentable square feet. The final rentable and usable square footage of the Premises and rentable square footage of the Building will be determined as provided in Section 1.1.

2.	Lease Term: Eleven (11) years and two (2) months (134 months)

Extension Periods: Two (2), five (5) year renewal options.

3.	Delivery Date: February 15, 2012.

4.	Basic Rent:

Months	Annual Basic Rent per rentable square foot of the Premises
1-14	$0.00
15-98	$23.80
99-134	$24.50

5.	Initial Tenant’s Share of Excess Property Expenses Percentage: 86.83%

6.	Expense Stop:	Initially, $5.00 per rentable square foot; on January 1, 2013, the expense stop will be increased by the actual amount of Property Taxes assessed on the Property for tax year 2012, on a per rentable square foot basis, attributable to the Building but in any event such expense stop shall not be less than $7.00 per rentable square foot. No Excess Property Expenses shall be charged to Tenant for the first twenty-four (24) months of the Term.

7.	Permitted Use:	Commercial general office purposes and related ancillary uses and amenities provided by Tenant to its employees (such as kitchen facilities, lunchroom, gymnasium,etc.), initially for the operation of a musical instrument business (including, but not limited to, sales, marketing, advertising, research and development, and sound room(s)) and for the operation of a non-publicized retail facility for Tenant’s products and accessories and non-publicized museum/display area of Tenant’s products and accessories, with such retail facility and museum/display area not to exceed five hundred (500) rentable square feet.

8.	Improvement Allowance:	$42.00 per rentable square foot of the Premises; assuming the Premises contains 110,875 rentable square feet, the total amount of the Improvement Allowance will be $4,656,750.00.

9.	Security Deposit:	None.

10.	Initial Property Manager/ Rent Payment Address:	CB Richard Ellis 2415 E. Camelback Road Phoenix, Arizona 85016 Attn: Andi St. John Telephone: (602) 735-5622

Facsimile: (602) 735-5244

11.	Address of Landlord for Notices:	WDP 17600 LLC c/o WDP Partners LLC 11411 N. Tatum Boulevard Phoenix, Arizona 85028 Attn: Brian Frakes Telephone: (602) 953-6277 Facsimile: (602) 494-6139

	With a copy to:	Gallagher & Kennedy, P.A.
2575 E. Camelback Road
Phoenix, Arizona 85016
Attn: Alexander L. Broadfoot
Telephone: (602) 530-8326
Facsimile: (602) 530-8500

	With a copy to:	Property Manager at the address set forth above.

12.	Address of Tenant for Notices:	Prior to the Commencement Date:
Fender Musical Instruments Corporation 8860 East Chaparral Road, Suite 100 Scottsdale, Arizona 85250-2618 Attn: Mark Van Vleet Telephone: (480) 596-7127 Facsimile: (480) 596-9948

After the Commencement Date:

Fender Musical Instruments Corporation
17600 North Perimeter Drive, Suite
Scottsdale, Arizona 85255
Attn: Mark Van Bleet
Telephone: (480) 596-7127
Facsimile: (480) 596-9948

	With a copy to:	Bryan Cave LLP
2 North Central Avenue, Suite 2200
Phoenix, Arizona 85004
Attn: Mark P. Goss
Telephone: (602) 364-7112
Facsimile: (602) 364-7070

13.	Broker(s):	CB Richard Ellis, Inc. (Landlord)
CresaPartners (Tenant)

ARTICLE 1

LEASE OF PREMISES AND LEASE TERM

1.1 Premises. In consideration of the covenants and agreements set forth in this Lease and other good and valuable consideration, Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, upon and subject to the terms and conditions set forth in this Lease. Landlord warrants and represents to Tenant that Landlord has the sole and exclusive right to lease the Premises. The approximate sizes of the Premises and Building are set forth in the Basic Terms. Pending measurement as provided below, those figures will be used for determining Rent. Upon Substantial Completion of the Tenant Improvements, Landlord’s architect will measure the Premises and the Building, which measurement shall be certified to Landlord and Tenant. The Premises and the Building will be measured substantially in accordance with ANSI/BOMA Z65.1-1996, as published by the Building Owners and Managers Association International (aka “BOMA”). Tenant shall have the right to verify such measurement in accordance with the terms provided herein and if the actual number of rentable square footage of the Premises is determined pursuant to the remaining provisions of this Section 1.1 to be more or less than 110,875 rentable square feet, then the Basic Rent, Tenant’s Share of Excess Property Expenses percentage and any other applicable provisions determined with reference to the rentable square footage of the Premises (excluding, however, any reduction in the amount of the rental abatement set forth in Paragraph 4 of the Basic Terms) shall be adjusted to conform to the actual rentable square feet contained in the Premises and Landlord and Tenant shall each promptly execute and deliver to the other an amendment memorializing any changes to the Basic Rent and any other applicable provisions of this Lease based upon the rentable square footage of the Premises. Within ten (10) days after receipt of Landlord’s architect’s certification as to the rentable square footage of the Premises, Tenant shall have the right to either approve or object to such certification. If Tenant fails to deliver notice of its approval or objection within said ten (10) day period, the rentable square footage of the Premises shall be as set forth in such architect’s certificate. If Tenant timely objects to such architect’s certification of the measurement of the Premises, then together with its objection, Tenant must specify the rentable square footage Tenant believes the Premises contains. The parties shall use reasonable efforts to resolve their differences. If within fifteen (15) days after Tenant’s objection the parties have not resolved their differences, each party shall name an architect within ten (10) days thereafter. Within ten (10) days after being named, said two architects shall name a third architect, who shall, within twenty (20) days, measure the rentable square footage of the Premises pursuant to the BOMA standards set forth herein and select either Landlord’s or Tenant’s architect’s measurement, whichever measurement is closest (whether above or below the measurement of the third architect) to the third architect’s measurement. The selected measurement shall be the rentable square footage of the Premises. The party whose measurement was not selected by the third architect shall pay the fees and expenses of the third architect, and each party shall pay the fees and expenses of its own architect. The square footages so determined will be specified in the Commencement Date Memorandum executed as provided in Section 1.2.

1.2 Term; Commencement. The Term of this Lease is the period stated in the Basic Terms. The Term commences on the Commencement Date and expires at 5:00 p.m. on the last day of the last calendar month of the Term. Landlord will tender possession of the Premises to Tenant upon Substantial Completion of the Tenant Improvements pursuant to Article 17. Promptly after the Commencement Date, Landlord and Tenant will execute a “Commencement Date Memorandum” in substantially the form of EXHIBIT “D” to this Lease.

1.3 Extension of Term. Provided that no Event of Default exists either at the time of exercise or at the time for commencement of each extension, Tenant may extend the Term of this Lease for up to two consecutive periods of five years each. Tenant must exercise each such right of extension by delivering written notice of Tenant’s exercise at least twelve (12) months prior to the expiration of the Term (as it may have been extended). Each extension of the Term will be on the same terms, covenants and conditions as in this Lease as are in effect at the time of the commencement of the applicable extension (provided that Tenant is not entitled to an Improvement Allowance with respect to any extension), other than Basic Rent. Basic Rent for each extension period will be 95% of the Fair Market Basic Rent for the extension period. In no event will the Fair Market Basic Rent for an extension of the Term be less than the Basic Rent (exclusive of temporary abatements) payable by Tenant for the Lease

Year immediately prior to commencement of the applicable extension period. Not earlier than sixteen (16) months, nor later than fourteen (14) months, before the date of expiration of the initial Term or of any extension of the Term, as the case may be, Tenant may request in writing that Landlord advise Tenant of Landlord’s estimated Fair Market Basic Rent for the Premises for the next extension of the Term. Within thirty (30) days after receipt of such request, Landlord shall respond with a written quotation of the applicable Fair Market Basic Rent (“Landlord’s Quote”) and if Landlord fails to do so, then the deadline for exercising any extension of the Term pursuant to this Section 1.3 shall be extended to the date that is thirty (30) days after Tenant’s receipt of Landlord’s Quote. Tenant’s failure to timely request that Landlord provide Landlord’s Quote is a waiver of Tenant’s right to extend the Term. After receipt of Landlord’s Quote, if Tenant timely gives notice of its exercise of the extension of the Term and does not in such notice contest Landlord’s Quote, then the applicable Fair Market Basic Rent during the applicable extension of the Term shall be as provided in Landlord’s Quote. After receipt of Landlord’s Quote, if Tenant timely gives notice of its exercise of the extension of the Term and in such notice contests Landlord’s Quote, then the applicable Basic Rent during the applicable extension of the Term shall be determined in accordance with Section 1.4 below. Tenant’s failure to timely give notice to Landlord of Tenant’s election to extend the Term is a waiver of Tenant’s right to extend the Term.

1.4 Selection of Fair Market Basic Rent. If Tenant disputes Landlord’s Quote of Fair Market Basic Rent for an extension of the Term, Tenant will deliver notice of such dispute, together with Tenant’s proposed Fair Market Basic Rent, to Landlord within thirty (30) days of Tenant’s receipt of Landlord’s Quote. The parties will then attempt in good faith to agree upon the Fair Market Basic Rent. If the parties fail to agree within fifteen (15) days, then either party shall be entitled to give notice to the other electing to have the Fair Market Basic Rent selected by an appraiser as provided in this Section 1.4. Upon delivery and receipt of such notice, the parties will within seven (7) days thereafter mutually appoint an appraiser who will select (in the manner set forth below) the Fair Market Basic Rent (the “Deciding Appraiser”). The Deciding Appraiser must have at least ten (10) years of full-time commercial appraisal experience with projects comparable to the Property and be a member of the American Institute of Real Estate Appraisers or a similar appraisal association. The Deciding Appraiser may not have any material financial or business interest in common with either of the parties. If Landlord and Tenant are not able to agree upon a Deciding Appraiser within such seven (7) days, each party will within five (5) days thereafter separately select an appraiser meeting the criteria set forth above, which two appraisers will, within seven (7) days of their selection, mutually appoint a third appraiser meeting the criteria set forth above (and who also does not have any material financial or business interest in common with either of the two selecting appraisers or with Landlord or Tenant) to be the Deciding Appraiser. Within seven (7) days of the appointment (by either method) of the Deciding Appraiser, Landlord and Tenant will submit to the Deciding Appraiser their respective determinations of Fair Market Basic Rent and any related information. Within twenty-one (21) days of such appointment of the Deciding Appraiser, the Deciding Appraiser will review each party’s submittal (and such other information as the Deciding Appraiser deems necessary) and will select, in total and without modification, the submittal presented by either Landlord or Tenant as the Fair Market Basic Rent, and the amount so selected shall be multiplied by 95% to yield the Basic Rent for the applicable extension of the Term; provided, however, that in no event will 95% of Fair Market Basic Rent for an extension of the Term be less than the Basic Rent (exclusive of temporary abatements) payable by Tenant immediately prior to commencement of the applicable extension period. Subject to the previous sentence, if the Deciding Appraiser timely receives one party’s submittal, but not both, the Deciding Appraiser must designate the submitted proposal as the Fair Market Basic Rent for the applicable extension of the Term. Any determination of Fair Market Basic Rent made by the Deciding Appraiser in violation of the provisions of this Section 1.4 shall be beyond the scope of authority of the Deciding Appraiser and shall be null and void. If the determination of Fair Market Basic Rent is made by a Deciding Appraiser, Landlord and Tenant will each pay, directly to the Deciding Appraiser, one-half ( 1/2) of all fees, costs and expenses of the Deciding Appraiser. Landlord and Tenant will each separately pay all costs, fees and expenses of their respective additional appraiser (if any) used to determine the Deciding Appraiser.

1.5 Quiet Enjoyment. So long as there is no Event of Default by Tenant under this Lease, Landlord covenants and agrees that, from and after the Commencement Date, Tenant may quietly hold, occupy, use and enjoy the Premises and Common Areas during the Term, subject to the terms and conditions of this Lease, free from molestation, hindrance or physical intrusion not authorized by this Lease by any person claiming by, through or under Landlord.

1.6 Common Area. Tenant will have the non-exclusive right, together with the other occupants and users of the Property, to use the Common Area during the Term in a proper and appropriate manner consistent with the purposes for which it is provided by Landlord. Such right to use the Common Area is subject to all of the terms and conditions of this Lease, including without limitation all Property Rules and other Laws.

ARTICLE 2

RENTAL AND OTHER PAYMENTS

2.1 Basic Rent. Tenant will pay Basic Rent in monthly installments to Landlord, in advance, beginning on the Commencement Date and thereafter on the first day of each and every calendar month during the Term. Tenant will make all Basic Rent payments to the Rent Payment Address specified in the Basic Terms or at such other place or in such other manner as Landlord may from time to time designate in writing. Tenant will make all Basic Rent payments without offset or deduction and without any previous demand or notice for payment. Landlord will prorate, on a per diem basis, Basic Rent for any partial month within the Term.

2.2 Additional Rent. Article 3 of this Lease requires Tenant to pay Tenant’s Share of Excess Property Expenses as Additional Rent pursuant to estimates Landlord delivers to Tenant. Tenant will make all such payments in accordance with Section 3.3 without offset or deduction and without any previous demand or notice for payment. Tenant will pay all other Additional Rent described in this Lease within thirty (30) days after receiving Landlord’s invoice for such Additional Rent. Tenant will make all Additional Rent payments to the same location and, except as described in the previous sentence, in the same manner as Basic Rent payments.

2.3 Delinquent Rental Payments. If Landlord does not receive any payment of Basic Rent or Additional Rent within five (5) days after the date the payment is due, Tenant will pay Landlord a late payment charge equal to One Thousand and No/100 Dollars ($1,000.00) for the first late payment in any calendar year and five percent (5%) of the amount of the delinquent payment for any subsequent late payment in such calendar year; provided, however, that Tenant is not obligated to pay such late payment charge on the first late payment in any calendar year unless Tenant fails to make the payment within five (5) days after receipt of written notice from Landlord that the payment is delinquent. Further, if Landlord does not receive any payment of Basic Rent or Additional Rent within thirty (30) days after the date the payment is due, Tenant will pay Landlord interest on the delinquent payment calculated at the Maximum Rate from the date the payment is due through the date the payment is received by Landlord. The parties agree that such amounts represent a fair and reasonable estimate of the damages Landlord will incur by reason of such late payment. Such charges and interest will be considered Additional Rent and Landlord’s right to such compensation for the delinquency is in addition to all of Landlord’s rights and remedies under this Lease, at law or in equity.

2.4 No Accord and Satisfaction. No statement or other notation on a payment from Tenant or in a letter accompanying a payment is binding on Landlord. Landlord may, with or without notice to Tenant, accept such payment without being bound to the conditions of any such statement or notation. No acceptance by Landlord of full or partial Rent during the continuance of any breach or default by Tenant constitutes a waiver of any such breach or default. If Tenant pays any amount other than the actual amount due Landlord, receipt or collection of such partial payment does not constitute an accord and satisfaction. Landlord may retain any such partial payment, whether restrictively endorsed or otherwise, without prejudice to Landlord’s right to collect the balance properly due. If all or any portion of any payment is dishonored for any reason, payment will not be deemed made until the entire amount due is actually collected by Landlord. The foregoing provisions apply in kind to the receipt or collection of any amount by any form or means of electronic payment or funds transfer, or by a lock box agent or other person or proxy on Landlord’s behalf.

2.5 Rent Tax. Tenant will pay to Landlord all Rent Tax (if any) due in connection with this Lease or the payment of Rent hereunder, which Rent Tax will be paid by Tenant to Landlord concurrently with each payment of Rent made by Tenant to Landlord under this Lease. Landlord shall notify Tenant in writing of the amount of the Rent Tax due for each payment of Rent hereunder, but Landlord’s failure to so notify Tenant of any such amount does not release Tenant of the obligation to pay same.

ARTICLE 3

PROPERTY EXPENSES

3.1 Payment of Excess Property Expenses. Commencing on the first day of the 24th month of the Term, Tenant will pay, as Additional Rent and in the manner this Article 3 describes, Tenant’s Share of Excess Property Expenses for each calendar year of the Term. If the Term includes any partial calendar years, or Tenant is otherwise required under this Lease to pay Tenant’s Share of Excess Property Expenses for only part of a full calendar year, Landlord will appropriately prorate Tenant’s Share of Excess Property Expenses for such partial calendar year on a per diem basis based on the number of days within such partial calendar year.

3.2 Estimation of Tenant’s Share of Excess Property Expenses. Prior to the date Tenant first becomes obligated for the payment of Excess Property Expenses, and thereafter from time to time during the Term, Landlord will deliver to Tenant a written estimate of the following for each calendar year of the Term: (a) Property Expenses, (b) Excess Property Expenses, (c) Tenant’s Share of Excess Property Expenses and (d) the annual and monthly Additional Rent attributable to Tenant’s Share of Excess Property Expenses. Landlord may re-estimate Property Expenses from time to time during the Term but not more often than twice in any calendar year. In such event, Landlord will revise the monthly Additional Rent attributable to Tenant’s Share of Excess Property Expenses to an amount sufficient for Tenant to pay the re-estimated amount over the balance of the calendar year. Landlord will notify Tenant at least thirty (30) days prior to the effective date of any such re-estimate.

3.3 Payment of Estimated Tenant’s Share of Excess Property Expenses. From and after the first day of the 24th month of the Term, Tenant will pay the amount Landlord estimates as Tenant’s Share of Excess Property Expenses under Section 3.2 in equal monthly installments, in advance, beginning on the first day of the 24th month of the Term (which may not be the first day of a calendar month) and thereafter on the first day of each and every calendar month during the Term. If Landlord has not delivered a new estimate to Tenant by the first day of January of the applicable calendar year, Tenant will continue paying Tenant’s Share of Excess Property Expenses based on Landlord’s estimates for the previous calendar year. When Tenant receives Landlord’s estimates for the current calendar year, Tenant will pay the estimated amount for such calendar year (less amounts Tenant paid to Landlord in accordance with the immediately preceding sentence) in equal monthly installments over the balance of such calendar year, with the number of installments being equal to the number of full calendar months remaining in such calendar year.

3.4 Confirmation of Tenant’s Share of Excess Property Expenses. After the end of each calendar year within the Term during which Tenant was obligated for the payment of Excess Property Expenses, Landlord will determine the actual amount of Tenant’s Share of Excess Property Expenses for the expired calendar year and deliver to Tenant a written statement of such amount. If Tenant paid less than the amount of Tenant’s Share of Excess Property Expenses specified in the statement, Tenant will pay the difference to Landlord as Additional Rent within thirty (30) days after written notice from Landlord. If Tenant paid more than the amount of Tenant’s Share of Excess Property Expenses specified in the statement, Landlord will, at Landlord’s option, either (a) refund the excess amount to Tenant, or (b) credit the excess amount against Tenant’s next due monthly installment or installments of Tenant’s Share of Excess Property Expenses. Landlord shall advise Tenant in writing of the option Landlord has selected under the preceding sentence, which notice may accompany the refund or credit. If Landlord is delayed in delivering such statement to Tenant, such delay does not constitute a waiver of either party’s rights under this Section.

3.5 Tenant’s Inspection and Audit Rights. If Tenant desires to audit Landlord’s determination of the actual amount of Tenant’s Share of Excess Property Expenses for any calendar year, Tenant must deliver to Landlord written notice of Tenant’s election to audit within one hundred eighty (180) days after Landlord’s delivery of the statement of such amount under Section 3.4. If such notice is timely delivered, and provided that no Event of Default then exists under this Lease, Tenant (but not any subtenant) may, at Tenant’s sole cost and expense, cause a certified public accountant to audit Landlord’s records relating to such amounts on a non-contingent basis. Such audit will take place during regular business hours at a time and place reasonably acceptable to Landlord (which may be the location where Landlord or Property Manager maintains the applicable records in Maricopa County, Arizona). Tenant’s election to audit Landlord’s determination of Tenant’s Share of Excess Property Expenses is deemed withdrawn unless Tenant completes and delivers the audit report to Landlord within ninety (90) days after the date Landlord has made available the time, date and place to perform the audit under this Section. If the audit report shows that the amount Landlord charged Tenant for Tenant’s Share of Excess Property Expenses was greater than the amount this Article 3 obligates Tenant to pay, unless Landlord reasonably contests the audit, Landlord will refund the excess amount to Tenant within thirty (30) days after Landlord receives a copy of the audit report. If the audit report shows that the amount Landlord charged Tenant for Tenant’s Share of Excess Property Expenses was less than the amount this Article 3 obligates Tenant to pay, Tenant will pay to Landlord, as Additional Rent, the difference between the amount Tenant paid and the amount determined in the audit. If Tenant elects to audit such costs and expenses as provided above and Landlord’s statement is found to be in error by more than 5%, then Landlord will also pay to Tenant, within thirty (30) days following written request from Tenant accompanied by reasonably supporting documentation, Tenant’s reasonable third party out-of-pocket costs for the audit, not to exceed $5,000 in connection with any audit. Pending resolution of any audit under this Section, Tenant will continue to pay to Landlord all estimated amounts of Tenant’s Share of Excess Property Expenses in accordance with Section 3.3. Tenant must keep all information it obtains in any audit strictly confidential and may only use such information for the limited purpose this Section describes and for Tenant’s own account.

3.6 Adjustments to Property Expenses. If any portions of the rentable area of the Building are not 100% occupied at any time during any calendar year pursuant to leases under which the terms and rents have commenced for such calendar year, Landlord will reasonably and equitably adjust its computation of Property Expenses for that calendar year to include all components of Property Expenses (if any) that vary based on occupancy in an amount equal to Landlord’s reasonable estimate of the amount such components of Property Expenses would have been if 100% of the rentable area of the Building had been so occupied at all times during such calendar year. If at any time or from time to time any components of Property Expenses relate to (a) services or benefits that are received by Tenant but not all other tenants in the Building; (b) costs that are incurred by Landlord on behalf of Tenant but not all other tenants in the Building; (c) costs that are incurred by Landlord solely, or in disproportionate amounts, as a result of Tenant’s particular use or occupancy of the Premises or Property as compared to other tenants in the Building; or (d) services, benefits or costs that are otherwise received or incurred in differing amounts by, for or as a result of Tenant’s particular use or occupancy of the Premises or Property as compared to other tenants of the Building, then Landlord may, in Landlord’s reasonable discretion, adjust Landlord’s computation of such components of Property Expenses to equitably allocate such components of Property Expenses among Tenant and the other tenants of the Building, as applicable, in amounts Landlord reasonably determines to be proportionate to the amounts of such services, benefits and costs received by or incurred for or as a result of Tenant and each such other tenant.

3.7 Personal Property Taxes. Tenant will pay, prior to delinquency, all taxes charged against Tenant’s Personal Property. Tenant will use all reasonable efforts to have Tenant’s Personal Property taxed separately from the Property. If any of Tenant’s Personal Property is taxed with the Property, Tenant will pay the taxes attributable to Tenant’s Personal Property to Landlord as Additional Rent.

3.8 Landlord’s Right to Contest Property Taxes. Landlord may, but is not obligated to, contest the amount or validity, in whole or in part, of any Property Taxes. If Property Taxes are reduced

(or if a proposed increase is avoided or reduced) because Property Taxes are contested, Landlord may include in its computation of Property Taxes the reasonable costs and expenses incurred in connection with such contest, including without limitation reasonable attorney’s fees, up to the amount of any Property Tax reduction obtained in connection with the contest or any Property Tax increase avoided or reduced in connection with the contest, as the case may be. Tenant may not contest Property Taxes.

ARTICLE 4

TENANT’S USE

4.1 Permitted Use. Tenant will use the Premises only for the permitted use specified in the Basic Terms and may not use the Premises for any other purposes. Tenant shall be under no obligation to occupy the Premises, or once occupied, Tenant shall have the right to cease occupancy of the Premises, so long as Tenant continues to pay all Rent and perform all other obligations under this Lease. Tenant will not conduct such permitted use, or allow such permitted use to be conducted, in violation of any Laws or in any manner that would (a) violate any certificate of occupancy affecting the Property; (b) violate, invalidate or cause a loss of coverage under any insurance now or after the Effective Date in force with respect to the Property; (c) cause injury or damage to the Property or to the person or property of any other tenant of the Property, or unreasonably interfere with the use and enjoyment of the Property by any other tenant of the Property; or (d) cause diminution in the value or usefulness of all or any part of the Property (reasonable wear and tear excepted). Notwithstanding the foregoing, Landlord and Tenant acknowledge that a portion of the Premises may be used by Tenant for research and development of sound-producing electronic amplification products, and that Tenant will construct a “sound room” within the Premises and a “boom room” outside of the Premises for such purposes. In no event may Tenant’s use of the sound room or the boom room result in unreasonable levels of noise being transmitted outside of the Building or to space occupied by other tenants in the Building. Tenant will not commit any nuisance or waste in, on or about the Premises or the Property. In addition, Tenant may, from time to time, but not during Business Hours, conduct non-public events within the patio area of the Premises identified on EXHIBIT “C” (the location of which may be changed to another location mutually acceptable to Landlord and Tenant), provided that Landlord and Tenant agree to arrange appropriate time(s) outside of Business Hours for Tenant to conduct such events when the conduct of such events is least likely to disturb other tenants within the Building. Notwithstanding anything to the contrary in the immediately preceding sentence, (i) so long as there are no other tenants in the Building, Tenant may conduct any such events during Business Hours, and (ii) if there are other tenants in the Building, Tenant may conduct such events during Business Hours provided that Tenant has received the prior consent of all other tenants in the Building. In the event that the noise from such events or activities disturbs other tenants within the Building, Tenant will promptly decrease the noise emanating from such event until it no longer disturbs the applicable tenants in the Building, and Landlord and Tenant will thereafter agree upon further reasonable measures for mitigating any adverse effects of such noise on other tenants. Tenant will not use the Common Area in any manner that is inconsistent with Tenant’s permitted use of the Premises nor in any manner that unreasonably interferes with the use of the Property by other occupants or users of the Property. Tenant will obtain and maintain, at Tenant’s sole cost and expense, all permits and approvals required under the Laws for Tenant’s use of the Property. If Tenant’s particular use or occupancy of the Premises or Property (even though within the scope of Tenant’s permitted use) causes or requires Landlord to incur any unusual or extraordinary costs or expenses (including, without limitation, costs for any (i) special governmental permits, (ii) special maintenance, monitoring, inspection or reporting requirements, (iii) additional insurance premiums, surcharges, policies or coverages, or (iv) other matters required solely as a result of Tenant’s particular use or occupancy of the Premises or Property), Landlord may bill Tenant directly therefor and Tenant will pay all such cost and expense so billed to Landlord as Additional Rent. So long as Tenant is using the Premises for the initial Tenant’s Permitted Use described in the Basic Terms, Landlord will not lease any space within the Property to any individual, corporation, partnership, unincorporated association, limited liability company, trust, governmental authority or other entity engaged in the business of manufacturing or selling, at wholesale or retail, fretted musical instruments, musical instrument amplification equipment, sound reinforcement equipment, or related products or accessories.

4.2 Acceptance of Premises. Except as may be expressly set forth in this Lease, (i) Tenant acknowledges that neither Landlord nor any agent, contractor or employee of Landlord has made any representation or warranty of any kind with respect to the Premises, the Building or the Property, specifically including, but not limited to, any representation or warranty of suitability or fitness of the Premises, Building or the Property for any particular purpose, and (ii) Tenant’s acceptance and occupancy of the Premises conclusively establishes Tenant’s acceptance of the Premises, the Building and the Property in an “AS IS—WHERE IS” condition. Nothing in this Section 4.2 releases Landlord from or otherwise diminishes or limits any obligation of Landlord expressly set forth in this Lease, including, without limitation, Landlord’s obligation to construct the Tenant Improvements as provided in Article 17 hereof and Landlord’s repair, maintenance and replacement obligations set forth in this Lease, including those maintenance and repair obligations identified in Section 7.1 hereof.

4.3 Change of Permitted Use. If Tenant desires to change the Permitted Use set forth in Paragraph 7 of the Basic Terms, Tenant shall first seek Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Within thirty (30) days after receipt by Landlord of Tenant’s request for consent, Landlord shall provide Tenant written notice that Landlord has (i) consented to the proposed change in the Permitted Use, or (ii) declined to consent to the proposed change in Permitted Use. If Landlord fails to respond within said thirty (30) days, Tenant shall provide a second written notice seeking Landlord’s prior written consent to such change. If Landlord fails to respond to the second written notice from Tenant within ten (10) days after Landlord’s receipt thereof, Landlord shall be deemed to have consented to the proposed change in Permitted Use.

4.4 Laws/Properly Rules. This Lease is subject and subordinate to all Laws. A copy of the current Property Rules is attached to this Lease as EXHIBIT “E”. Landlord agrees that the Property Rules shall be uniformly applied and enforced, if at all, in a nondiscriminatory manner. Landlord may revise the Property Rules from time to time in Landlord’s reasonable discretion; provided, however, that the Property Rules shall be subject to the specific rights and uses granted to Tenant and the limitations on Landlord as set forth in this Lease, and to the extent the Property Rules conflict with or are inconsistent with any of the express terms and provisions set forth in this Lease, then the express terms and provisions of this Lease shall at all times govern and have controlling effect.

4.5 Claims Arising from Tenant’s Use. Except for any Claims expressly waived or limited by Landlord elsewhere in this Lease, to the fullest extent allowable under the Laws Tenant releases and will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties from and against all Claims arising from (a) any use of the Premises or Property by Tenant that violates the terms of this Lease; (b) any breach or default by Tenant in the performance of any of Tenant’s covenants or agreements in this Lease; (c) any act, omission, negligence or misconduct of Tenant; (d) any accident, injury, occurrence or damage in or to the Premises; and (e) if caused in whole or in part by Tenant, any accident, injury, occurrence or damage in, on, about or to the Property.

ARTICLE 5

HAZARDOUS MATERIALS

5.1 Compliance with Hazardous Materials Laws. Tenant acknowledges that Landlord has delivered to Tenant a copy of the Phase I Environmental Site Assessment and Asbestos Survey (Job No. 2180JC273) previously prepared for the Property by Western Technologies Inc., dated August 11, 2010 (the “Phase I Report”). The Phase I Report identified the following three (3) de minimus issues: staining or leakage located at (i) the pit for Elevator #1, (ii) in the mechanical room, and (iii) around the cardboard compactor. Tenant has no obligation for the clean up or remediation of such issues. Landlord has received no written notice from any governmental authority of any uncured violation of any Hazardous Materials Law. If on or before the Commencement Date Landlord receives a notice from any governmental authority of any uncured violation of any Hazardous Materials Law, Landlord will use commercially reasonable efforts to cure such violation in accordance with applicable Hazardous Materials Law. In connection with the occupancy of and operation of the Property, each of Landlord and Tenant shall strictly comply with, and shall maintain the Premises and the Property, as applicable, in compliance with, all Hazardous Materials Laws. Tenant will not cause any Hazardous Materials to be brought upon, kept or used on the Property in a manner or for any purpose that violates any Hazardous Materials Laws. Tenant, at its sole cost and expense, will comply with all Hazardous Materials Laws related to Tenant’s use of the Property. On or before the expiration or earlier termination of this Lease, Tenant will completely remove from the Property (regardless whether any Hazardous Materials Law requires removal, but Landlord’s standard for removal shall in all events be reasonable and Landlord shall not require a higher standard of removal than would typically be applicable to properties used for commercial purposes), in compliance with all Hazardous Materials Laws and at Tenant’s sole cost and expense, all Hazardous Materials Tenant causes to be present in, on, under or about the Property. Upon Landlord’s written request, Tenant will promptly deliver to Landlord documentation acceptable to Landlord disclosing the nature and quantity of any Hazardous Materials Tenant has located at the Property and evidencing the legal and proper handling, storage and disposal of all Hazardous Materials kept at or removed or to be removed from the Property by Tenant. All such documentation will list Tenant or its agent as the responsible party and will not attribute responsibility for any such Hazardous Materials to Landlord or Property Manager. Tenant will comply with and is solely responsible for all reporting and warning obligations required under Hazardous Materials Laws arising from Tenant’s use or occupancy of the Premises or Property. Notwithstanding any provision contained herein to the contrary, Tenant shall be allowed, without the consent of Landlord but in all events in accordance with applicable Hazardous Materials Laws, to store, use and dispense products, materials or substances which may in whole or in part constitute toxic or Hazardous Materials but which consist of cleaning materials or solvents used in the ordinary course of Tenant’s Permitted Use and in accordance with Hazardous Materials Laws in amounts or quantities for general use and sale to individual retail customers.

5.2 Notice of Actions. Landlord and Tenant shall each give written notice to each other as soon as reasonably possible, but in any event within five (5) days after receiving notice, of any of the following actions affecting Landlord, Tenant, or the Property: (a) actual knowledge (not imputed or constructive knowledge) of any enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened under any Hazardous Materials Law; (b) actual knowledge (not imputed or constructive knowledge) of any Claims made or threatened relating to any Hazardous Material; and (c) receipt of any reports, records, letters of inquiry and responses, manifests or other documents made by any person, including Tenant or Landlord, to or from any environmental agency relating to any Hazardous Material, including any complaints, notices, warnings or asserted violations. Except in the case where the applicable governmental authority has notified Tenant in writing that any delay would subject Tenant to additional or enhanced fines, damages, charges (criminal or otherwise) or additional costs and expenses of remediation (in which case Tenant will not take any remedial action until after Tenant has provided Landlord with a copy of the notice from the applicable governmental authority). Tenant will not take any remedial action in response to the presence of any Hazardous Materials in, on, under or about the Property, nor enter into any settlement agreement, consent decree or other compromise with respect to any Claims relating to or in any way connected with Hazardous Materials in, on, under or about the Property, without first notifying Landlord of Tenant’s intention to do so and affording Landlord reasonable opportunity to investigate, appear, intervene and otherwise assert and protect Landlord’s interest in the Property.

5.3 Hazardous Materials Indemnification.

5.3.1 Tenant’s Indemnification. To the fullest extent allowable under the Laws, Tenant releases and will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties for, from and against any and all Claims whatsoever arising or resulting, in whole or in part, directly or indirectly, from the use, generation, presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under, about or from the Property (including water tables and atmosphere), but only to the extent arising from Tenant’s use or occupancy of the Premises or Property. Tenant’s obligations under this Section include, without limitation and whether foreseeable or unforeseeable, (a) the costs of any required or necessary repair, compliance, investigations, clean-up, monitoring, response, detoxification or decontamination of the Property; (b) the costs of implementing any closure, remediation or other required action in connection therewith; (c) the value of any loss of use and any diminution in value of the Property and adjacent and nearby properties, including groundwater; and (d) consultants’ fees, experts’ fees and response costs. The obligations of Tenant under this Article survive the expiration or earlier termination of this Lease.

5.3.2 Landlord’s Indemnification. To the fullest extent allowable under the Laws, Landlord releases and will indemnify, protect, defend (with counsel reasonably acceptable to Tenant) and hold harmless the Tenant Parties for, from and against any and all Claims whatsoever arising or resulting, in whole or in part, directly or indirectly, from the use, generation, presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under, about or from the Property (including water tables and atmosphere), but only to the extent caused by Landlord. Landlord’s obligations under this Section include, without limitation and whether foreseeable or unforeseeable, (a) the costs of any required or necessary repair, compliance, investigations, clean-up, monitoring response, detoxification or decontamination of the Property; (b) the costs of implementing any closure, remediation or other required action in connection therewith as stated above; and (c) consultants’ fees, experts’ fees and response costs. The obligations of Landlord under this Section survive the expiration or earlier termination of this Lease.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Landlord’s Obligations. Landlord will provide the services listed in this Section 6.1, the costs of which will be included in Operating Expenses (but only to the extent provided under the definition thereof).

6.1.1 Janitorial Service. Landlord will provide janitorial service in the Premises and Common Area, at least five times per week, including cleaning, trash removal, vacuuming, and maintaining towels, tissue and other restroom supplies. A list of the janitorial services to be provided at the Premises is attached hereto as EXHIBIT “G”. Landlord will also provide periodic interior and exterior window washing and cleaning and waxing of uncarpeted floors in accordance with Landlord’s schedule for the Building.

6.1.2 Electrical Energy. Landlord will provide electrical energy to the Premises for lighting and for operating office machines for general office use. The electrical energy supplied will be sufficient for Tenant to operate personal computers and other equipment of similar low electrical consumption, but will not be sufficient for lighting in excess of three watts per square foot installed or for electrical convenience outlets in excess of four watts per square foot installed. Tenant will not use any equipment requiring electrical energy in excess of the above standards without receiving Landlord’s prior written consent, which consent Landlord will not unreasonably withhold, condition or delay. If Tenant’s use of electricity does exceed such standards and Landlord so consents to such excess use, Tenant will pay (a) all costs of installing any equipment and facilities necessary to furnish such excess energy, and (b) an amount equal to the average cost per unit of electricity for the Building applied to the excess use as reasonably determined either by an engineer selected by Landlord or by submeter installed at Tenant’s expense.

6.1.3 Heating, Ventilation and Air Conditioning. During Business Hours, Landlord will provide heating, ventilation and air conditioning to the Premises sufficient to maintain, in Landlord’s reasonable judgment, comfortable temperatures in the Premises. During other times, Landlord will provide heat and air conditioning upon Tenant’s reasonable advance notice (not less than 24 hours). Tenant will pay Landlord, as Additional Rent, for such extended service on an hourly basis at the prevailing rates Landlord reasonably establishes, which will be based on Landlord’s actual cost for providing such service. If extended service is not a continuation of the service Landlord furnished during Business Hours, Landlord may require Tenant to pay for a minimum of three hours of such service. Landlord will provide air conditioning to the Premises based on standard lighting and occupancy levels and general office use only.

6.1.4 Water. Landlord will provide hot and cold water from standard building outlets for lavatory, restroom and drinking purposes.

6.1.5 Elevator Service. Landlord will provide elevator service to be used by Tenant at the Premises and shall be responsible for maintenance, repair or replacement of same, and the costs of any such maintenance, repair or replacement shall be included in Operating Expenses to the extent such costs are permitted to be included in Operating Expenses.

6.2 Tenant’s Obligations. Tenant is solely responsible for paying directly to the applicable service or utility companies, prior to delinquency, all charges owed for any utilities or services supplied to the Premises other than those to be supplied by Landlord pursuant to Section 6.1. Except as provided in Section 6.1 and Article 17, Tenant will also obtain and pay for all other utilities and services Tenant requires with respect to the Premises (including, but not limited to, hook-up and connection charges).

6.3 Other Provisions Relating to Services. Tenant acknowledges that the expense stop specified in the Basic Terms contemplates use of utilities and services in the Premises consistent with typical and customary office use during Business Hours within the standard loads and densities for which the Building and Premises are designed. Landlord reserves the right to cause the Premises to be separately metered for electricity or any other service provided thereto, which separate metering will be at Tenant’s sole cost and expense, and/or to otherwise appropriately charge Tenant for use of any utilities or services in excess of such amounts. Tenant will also be responsible for all utility charges related to any Supplemental Equipment, either as separately metered (at Tenant’s expense) or as reasonably estimated by Landlord. Landlord is not required to provide any heat, air conditioning, electricity or other service in excess of that permitted by required governmental guidelines or any Laws. No interruption in, or temporary stoppage of, any of the services to be provided by Landlord under this Lease is to be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, nor does any interruption or stoppage relieve Tenant from any obligation under this Lease, render Landlord liable for damages or entitle Tenant to any Rent abatement. In each instance where there is an interruption in service, Landlord shall exercise prompt and reasonably diligent efforts to eliminate the cause of the interruption of service and to conclude or resolve the interruption of service if the interruption is specific to the Building and/or Property and the correction or resolution thereof is within Landlord’s reasonable ability to address. Landlord shall give Tenant written notice, when practical, of the commencement and anticipated duration of any planned interruption in service. Landlord has the exclusive right and discretion to select the provider of any utility or service to the Property and to determine whether the Premises or any other portion of the Property may or will be separately metered or separately supplied. Landlord reserves the right, from time to time, to make reasonable and non-discriminatory modifications to the above standards for utilities and services.

ARTICLE 7

MAINTENANCE AND REPAIR

7.1 Landlord’s Obligations. Landlord will keep and maintain and replace (when required) the following portions of the Property in good, clean, and fully operative condition and repair, reasonable wear and tear excepted: (a) exterior surfaces of the exterior walls and roof of the Building; (b) structural integrity of the footings, foundation, slabs, floors, columns, exterior walls, roof, roof membrane, and other structural elements of the Building; (c) exterior doors, windows and plate glass of the Building; (d) building standard electrical, lighting, mechanical, plumbing, heating and air conditioning systems, facilities, fixtures and components serving the Premises and the Building (specifically excluding any Supplemental Equipment); (e) building standard light bulbs, tubes, ballasts and starters; (f) demising walls installed by Landlord inside the Building (excluding the interior surfaces of such walls); and (g) Common Area. Tenant will cooperate with Landlord to facilitate the performance of Landlord’s obligations under this Section 7.1, including any entry by Landlord into all or any portion of the Premises and the temporary relocation of items of Tenant’s Personal Property, all as Landlord may determine is reasonably necessary to properly perform such obligations. In exercising Landlord’s obligations under this Section 7.1, Landlord shall use commercially reasonable efforts, to the extent reasonably possible under the circumstances, not to unreasonably disrupt, impede or interfere with Tenant’s access, use or enjoyment of the Premises or Common Area or with the conduct by Tenant of its business at the Premises, which commercially reasonable efforts shall include, whenever possible and feasible, performing Landlord’s obligations after Tenant’s regular business hours, but Landlord is not obligated to pay overtime in order to perform

Landlord’s obligations after Tenant’s regular business hours. Landlord’s repair and maintenance obligations under this Section 7.1 are subject to the provisions of Articles 11 and 12 of this Lease regarding any Casualty or Taking. The costs and expenses incurred by Landlord in performing its obligations under this Section will be included in Operating Expenses (but only to the extent permitted under the definition thereof), provided that the items in subclause (b) above will not be included in Operating Expenses except to the extent that the costs of any such repair or replacement are permitted to be included in Operating Expenses as a capital improvement under subclause (m) of the definition of Operating Expenses.

7.2 Tenant’s Obligations.

7.2.1 Maintenance of Premises. Except for Landlord’s obligations described in Section 7.1 and any janitorial services provided by Landlord under Article 6, Tenant, at Tenant’s sole cost and expense, will keep and maintain the Premises in good, clean, sanitary, neat and operative condition and repair, reasonable wear and tear excepted, which obligations of Tenant will include, without limitation, the maintenance, repair and replacement of all: (a) interior surfaces of exterior walls and demising walls; (b) interior walls, moldings, partitions and ceilings; (c) carpeting; (d) non-structural interior components; (e) interior windows, plate glass and doors; (f) kitchen or break-room fixtures, appliances and equipment; and (g) Tenant’s Personal Property. Tenant will also pay or reimburse Landlord for (or, at Landlord’s option, perform) the repair or replacement of any waste or excessive or unreasonable wear and tear to the Premises or Property caused or permitted by Tenant. Any repairs or replacements performed by Tenant pursuant to this Section must be at least equal in quality and workmanship to the original work and be in accordance with all Laws. Tenant’s repair and maintenance obligations under this Section are subject to the provisions of Articles 11 and 12 of this Lease regarding any Casualty or Taking.

7.2.2 Notice to Landlord. If Tenant believes any maintenance or repair Landlord is obligated under Section 7.1 to perform is needed at the Property, Tenant will promptly provide written notice to Landlord specifying in detail the nature and extent of any condition requiring maintenance or repair. Landlord will not be deemed to have failed to perform its obligations under Section 7.1 with respect to any maintenance or repair unless Tenant has provided such written notice and Landlord has had a commercially reasonable time within which to respond to such notice and effect the needed maintenance or repair.

7.3 Tenant’s Right to Self-Help. If (i) Landlord fails to take any action which Landlord is obligated to take to provide utilities, services, repairs or maintenance to the Premises as set forth in Section 6.1 and/or 7.1 of this Lease, and (ii) such failure by Landlord unreasonably interferes with the conduct of Tenant’s business at the Premises, and (iii) such failure is within Landlord’s reasonable control to correct, Tenant may deliver written notice of the failure to Landlord (“Self-Help Notice”). The Self-Help Notice must specifically describe the action that is required of Landlord to satisfy the requirements of Section 6.1 and/or 7.1 with respect to the Premises. If within five (5) days of receiving Tenant’s Self-Help Notice, Landlord fails to cure (or, if such failure reasonably requires more than five (5) days to cure, Landlord fails within such five (5) day period to commence to cure, and thereafter diligently and continuously pursue the cure of) the items specified in the Self-Help Notice, Tenant may, subject to the terms of this Section 7.3, proceed to take the required action with respect to the Premises (but solely on its own behalf, and not as the agent of Landlord) and, in this regard, Tenant may enter upon any portion of the Building or Common Area to take such reasonable action and to incur such reasonable expenses as may be necessary, provided that Tenant will not enter the premises of any other tenant in the Building without such tenant’s permission. Tenant may not take any such self-help action which alters or modifies the Building systems or equipment, structural integrity of the Building or exterior appearance of the Building. Unless Landlord delivers a written objection to Tenant as set forth below, Landlord will reimburse Tenant for Tenant’s reasonable out-of-pocket costs and expenses in taking such action within thirty (30) days after receiving an invoice from Tenant setting forth a reasonably particularized breakdown of such costs and expenses. If Landlord does not so object and does not pay such invoice within said thirty (30) day period after Landlord receives the invoice, then Tenant may thereafter deduct from Basic Rent the amount set forth in such invoice, together with interest at twelve percent (12%) per annum accruing from the date Tenant first requested reimbursement, provided that in no event may Tenant deduct more than 25% of the Basic Rent due during any single month as a result of the rights granted under this Section 7.3. If, however, Landlord delivers to Tenant, within 30 days after receiving Tenant’s invoice, a written objection to the payment of such invoice setting forth with reasonable particularity any defenses to payment Landlord believes it has (such as, for example, any claim that all or any portion of such action did not have to be taken by Landlord pursuant to the terms of this Lease, or that the charges are excessive (in which case Landlord will pay the amount it contends would not have been excessive), then Tenant will not be entitled to make any deduction from Basic Rent, and if the parties are unable to resolve Landlord’s objections then Tenant may institute an action at law to collect the unpaid amount. The provisions of this Section 7.3 will not operate to exclude from Operating Expenses any item properly includable therein.

7.4 Supplemental Equipment. Any Supplemental Equipment will be maintained, repaired and replaced as needed by Tenant at Tenant’s sole cost and expense. Landlord has no liability for the operation, repair, maintenance or replacement of any such Supplemental Equipment or for any other systems, fixtures or equipment placed within the Premises by Tenant that are not a part of the Building’s standard equipment and systems. If Landlord elects at any time to perform any repair or maintenance upon such Supplemental Equipment, Landlord will do so at Tenant’s sole cost and expense.

ARTICLE 8

ALTERATIONS

8.1 Landlord Approval. Tenant will not make any Major Alterations or other Alterations without Landlord’s prior written consent, which consent Landlord will not unreasonably withhold, condition or delay. Without Landlord’s prior consent, Tenant shall be entitled to make cosmetic, non-structural Alterations to the Premises which (i) do not constitute Major Alterations; (ii) do not reduce the overall quality of the leasehold improvements in the Premises; and (iii) do not exceed, either singularly or in the aggregate, more than One Hundred Thousand and No/100 Dollars ($100,000.00) in any twelve (12) month period (collectively, a “Permitted Change”). Along with any request for Landlord’s consent, Tenant will deliver to Landlord plans and specifications, to the extent applicable, for the Alterations and names and addresses of all prospective contractors for the Alterations. If Landlord approves the proposed Alterations, Tenant will, before commencing the Alterations or delivering (or accepting delivery of) any materials to be used in connection with the Alterations, deliver to Landlord certificates evidencing the insurance coverages and copies of any bonds required by Section 8.2, copies of all necessary permits and licenses, and such other information relating to the Alterations as Landlord reasonably requests. Tenant will not commence the Alterations before Landlord has, in Landlord’s reasonable discretion, provided Landlord’s written approval of the foregoing deliveries. In any event, Landlord shall deliver its written approval or disapproval of any requested Alterations not later than ten (10) days after Tenant has provided all necessary information required in accordance with the immediately preceding sentence, and if Landlord fails to approve or disapprove said requested Alterations within said ten (10) day period, Tenant may provide a second notice requesting approval, and if Landlord fails to approve or disapprove of the requested Alterations or Major Alterations within five (5) days following receipt of such second notice, Landlord shall be deemed to have granted its approval to the same. Except for any Permitted Change, Tenant, at its sole cost and expense, will remove any Alterations Tenant constructs without obtaining Landlord’s approval as provided in this Article 8 within thirty (30) days after Landlord’s written request and will thereafter fully and promptly repair and restore the Premises and Property to its previous condition. No approval or inspection of Alterations by Landlord constitutes any representation or agreement by Landlord that the Alterations comply with sound architectural or engineering practices or with all applicable Laws, and Tenant is solely responsible for ensuring such compliance.

8.2 Tenant Responsible for Cost and Insurance. Tenant will pay the entire cost and expense of all Alterations, including, without limitation, for any painting, restoring or repairing of the Premises or the Property necessitated by the Alterations and reasonable third party out-of-pocket charges incurred by Landlord for review, inspection and engineering time. Tenant will also obtain and/or require: (a) if the Alterations in question cost in the aggregate more than Three Hundred Thousand and No/100 Dollars ($300,000.00) payment and performance bonds in an amount not less than the full cost of the Alterations; (b) builder’s “all risk” insurance in an amount at least equal to the replacement value of the Alterations; and (c) liability insurance insuring Tenant and each of Tenant’s contractors against construction related risks in at least the form, amounts and coverages required of Tenant under Article 10. The insurance policies described in clauses (b) and (c) of this Section must name Landlord, Landlord’s lender (if any) and Property Manager as additional insureds, specifically including completed operations.

8.3 Construction Obligations; Ownership of Alterations. Tenant will notify Landlord in writing thirty (30) days prior to commencing any Alterations in order to provide Landlord the opportunity to record and post notices of non-responsibility or such other protective notices available to Landlord under the Laws. Tenant will cause all Alterations to be constructed (a) promptly by contractors in a good and workmanlike manner, and if any Alterations constitute Major Alterations, by contractors approved by Landlord; (b) in compliance with all Laws; (c) in a manner that will minimize interference with other tenants’ use and enjoyment of the Property; and (d) in full compliance with all of Landlord’s reasonable rules and regulations applicable to third party contractors, subcontractors and suppliers performing work at the Property, provided Landlord has previously delivered such rules and regulations to Tenant. Landlord may inspect construction of the Alterations. All Alterations (including all telephone, computer, security and other wiring and cabling located within the walls of and outside the Premises, but excluding Tenant’s Personal Property) become the property of Landlord and a part of the Building immediately upon installation. Tenant will surrender the Alterations to Landlord upon the expiration or earlier termination of this Lease at no cost to Landlord, but Tenant is obligated to remove the “boom room” from the Property and to restore the area in which the boom room was located to shell condition.

8.4 Liens. Tenant will keep the Property free from any mechanics’, materialmen’s, designers’ or other liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant. Immediately after completing the Alterations, Tenant will furnish Landlord with contractor affidavits and full and final lien waivers covering all labor and materials expended and used in connection with the Alterations. If any liens are filed against the Property and Tenant, within forty-five (45) days after such filing (or such shorter period of time as may be required by the holder of any Mortgage), does not release the same of record or provide Landlord with a bond or other security satisfactory to Landlord protecting Landlord and the Property against such liens, Landlord may, without waiving its rights and remedies based upon such breach by Tenant and without releasing Tenant from any obligation under this Lease, cause such liens to be released by any means Landlord deems proper, including, but not limited to, paying the claim giving rise to the lien or posting security to cause the discharge of the lien. In such event, Tenant will reimburse Landlord, as Additional Rent, for all amounts Landlord pays (including, without limitation, reasonable attorneys’ fees and costs). Upon bonding over any such mechanics’ liens, Tenant or its designee shall have the right to contest any such liens by legal proceedings, or in such manner as it deems suitable (which if instituted, Tenant or its designee shall conduct promptly pursue, at its own cost and expense).

8.5 Indemnification. To the fullest extent allowable under the Laws, Tenant releases and will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties and the Property from and against any Claims in any manner relating to or arising out of any Alterations or any other work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant.

8.6 Alterations Required by Laws. If any governmental authority requires any Alteration to the Property or the Premises solely as a result of Tenant’s particular use of the Premises (as opposed to any Alteration required by any governmental authority based on general application to the Property or Building without regard to Tenant’s particular use, in which event such Alteration will be at Landlord’s cost and may be included as Operating Expenses if permitted under the definition of Operating Expenses) or as a result of any Alteration to the Premises made by or on behalf of Tenant, Tenant will pay the cost of all such Alterations. If any such Alterations are Major Alterations, Landlord will have the right to make the Major Alterations, provided that Landlord may first require Tenant to deposit with Landlord an amount sufficient to pay the cost of the Major Alterations (including, without limitation, reasonable administrative costs). if the Alterations are not Major Alterations, Tenant will make the Alterations at Tenant’s sole cost and expense in accordance with the foregoing provisions of this Article 8.

ARTICLE 9

RIGHTS RESERVED BY LANDLORD

9.1 Landlord’s Entry. Landlord and its authorized representatives may at all reasonable times and upon prior reasonable notice (except in connection with routine entries to perform regular activities such as janitorial service and replacement of Building standard light bulbs) to Tenant enter the Premises to: (a) inspect the Premises; (b) show the Premises to prospective purchasers, mortgagees and, within the last twelve (12) months of the Term, tenants; (c) post notices of non-responsibility or other protective notices available under the Laws; or (d) exercise and perform Landlord’s rights and obligations under this Lease. Tenant acknowledges that Landlord’s entry pursuant to clause (d) may require that Tenant temporarily vacate all or a portion of the Premises and/or temporarily relocate items of Tenant’s Personal Property, all as Landlord may determine is reasonably necessary to properly exercise such rights or perform such obligations. Landlord may in the event of any emergency enter the Premises without prior notice to Tenant, but Landlord shall, as soon as reasonably possible thereafter, notify Tenant in writing of any such emergency entry to the Premises. Tenant agrees that Landlord’s entry into the Premises is not to be construed as a forcible or unlawful entry into, or detainer of, the Premises or as an eviction of Tenant from all or any part of the Premises. Tenant will also permit Landlord to erect, install, use, maintain, replace and repair pipes, cables, conduits, plumbing and vents, and telephone, electric and other wires or other items, in, to and through the Premises if Landlord determines that such activities are necessary or appropriate for properly operating and maintaining the Building. Except in the event of an emergency, in exercising its rights under this Section 9.1, Landlord shall use commercially reasonable efforts, to the extent reasonably possible under the circumstances, not to unreasonably disrupt, impede or interfere with Tenant’s access, use or enjoyment of the Premises or Common Area, or with the conduct by Tenant of its business at the Premises, which commercially reasonable efforts shall include, whenever possible and feasible, performing Landlord’s obligations after Tenants regular business hours, but Landlord is not obligated to pay overtime in order to perform Landlord’s obligations after Tenant’s regular business hours.

9.2 Control of Property. Subject to the terms of this Lease, Landlord reserves all rights respecting the Property and Premises not specifically granted to Tenant under this Lease, including without limitation the right to: (a) change the name or street address of the Building; (b) designate and approve all types of signs, window coverings, lighting and other aspects of the Premises that may be visible from the exterior of the Premises; (c) subject to Section 4.1, grant any party the exclusive right to conduct any business or render any service in the Property, provided such exclusive right does not prohibit Tenant from the Permitted Use for which Tenant is then using the Premises; (d) prohibit Tenant from installing vending or dispensing machines of any kind in or about the Premises other than those Tenant installs in the Premises for use by Tenant’s employees and invitees; (e) close the Building after Business Hours, except that Tenant will be allowed to access the Premises after Business Hours in accordance with such reasonable rules and regulations as Landlord may prescribe from time to time for security purposes; (f) install, operate and maintain security systems that monitor, by closed circuit television or otherwise, all persons entering or leaving the Building; (g) impose reasonable screening procedures, access limitations, or other procedures designed to limit and control access to the Building by unauthorized persons; (h) install and maintain pipes, ducts, conduits, wires and structural elements in the Premises that serve other parts or other tenants of the Property; and (i) retain and receive master keys or pass keys to the Premises and all doors in the Premises. Notwithstanding the foregoing, Landlord is not responsible for the security of persons or property on or about the Property and Landlord is not and will not be liable in any way whatsoever for any criminal activity or any breach of security on or about the Property.

9.3 Common Area. Landlord shall not, without Tenant’s prior written approval, which approval Tenant will not unreasonably withhold or delay, make material changes to the Common Area, such as changes that would reconfigure parking areas, entrances, or driveways on the Property. Landlord’s rights regarding the Common Area include the right to (a) restrain unauthorized persons from using the Common Area; (b) temporarily close any portion of the Common Area for a period not to exceed in such instance three (3) days or, if longer, the amount of time necessary to effect any repair, maintenance or replacement; (c) place permanent or temporary kiosks, displays, carts or stands in the

Common Area and license or lease the same to vendors or tenants; and (d) impose and revise reasonable and non-discriminatory Property Rules concerning the use of the Common Area. Notwithstanding the foregoing, Landlord will not exercise such rights in a manner that unreasonably interferes with Tenant’s access to or use of the Premises, the location of Tenant’s designated parking area or the number of parking spaces available.

9.4 Right to Cure. If Tenant fails to perform any of Tenant’s obligations under this Lease Landlord may, but is not obligated to, perform any such obligation on Tenant’s part without waiving any rights based upon such failure and without releasing Tenant from any obligations hereunder. Tenant must pay to or reimburse Landlord for, as Additional Rent, all expenditures reasonably made and obligations reasonably incurred by Landlord pursuant to this Section.

ARTICLE 10

INSURANCE

10.1 Tenant’s Insurance. Tenant will at all times during the Term (and during any earlier entry into the Premises), at Tenant’s sole cost and expense, maintain the insurance this Section 10.1 requires.

10.1.1 Liability Insurance. Tenant will maintain commercial general liability insurance providing coverage at least as broad as a current ISO form on an “occurrence” basis, with minimum limits of $2,000,000 each occurrence and $5,000,000 general aggregate (which may include umbrella coverages). Tenant’s liability insurance will (a) name Landlord, Property Manager and the other Landlord Parties as additional insureds with respect to all matters arising out of the occupancy or use of the Premises or Property by Tenant; (b) be primary to any other insurance maintained by the Landlord Parties; and (c) be placed and maintained with companies rated at least “A/VII” by A.M. Best Insurance Service and otherwise reasonably satisfactory to Landlord. Such insurance may have a reasonable deductible but may not include self-insured retention in excess of $25,000. Tenant will deliver an ACORD Form 25 (or equivalent) certificate or other evidence of insurance satisfactory to Landlord (i) prior to any use or occupancy of the Premises by Tenant, (ii) prior to the expiration of any current policy or certificate, and (iii) at such other times as Landlord may reasonably request.

10.1.2 Property Insurance. Tenant is not required by this Lease to maintain property or business interruption insurance. Accordingly, Tenant’s Personal Property is located at the Property at Tenant’s sole risk, and Landlord is not liable for any damage to or loss or destruction of such property (except as provided in the last sentence of Section 10.3.1). Tenant is solely responsible for providing such insurance as Tenant may desire to protect Tenant and Tenant’s Personal Property against any Casualty or other event or occurrence in the Premises or at the Property inctuding, without limitation, any interruption of Tenant’s business or loss of revenues or profits arising therefrom.

10.1.3 Other Insurance. If insurance obligations generally required of tenants in similar space in similar buildings in the area in which the Property is located increase or otherwise change, Landlord may similarly change Tenant’s insurance obligations under this Lease.

10.2 Landlord’s Insurance. Landlord will at all times during the Term maintain the insurance this Section 10.2 requires.

10.2.1 Property Insurance. Landlord will maintain insurance on the Property providing coverage comparable to that provided by a standard ISO special causes of loss form property insurance policy in an amount not less than the full replacement cost of the Building (less foundation, grading and excavation costs). Landlord may, at its option, obtain such additional coverages or endorsements as Landlord deems appropriate or necessary, including, without limitation, insurance covering foundation, grading, excavation and debris removal costs; business income and rent loss insurance; boiler and machinery insurance; ordinance or laws coverage; flood insurance; and other coverages. Landlord may maintain such insurance in whole or in part under blanket policies. Such insurance will cover the Tenant Improvements after they have been installed in the Building but will not cover or be applicable to any of Tenant’s Personal Property.

10.2.2 Liability Insurance. Landlord will maintain commercial general liability insurance for bodily injury, personal injury, and property damage occurring at the Property in such amounts as Landlord deems necessary or appropriate, but in any event at least in the amounts required by Tenant under Section 10.1.1. Such liability insurance will protect only Landlord and, at Landlord’s option, Landlord’s lender and some or all of the Landlord Parties, and does not protect Tenant or replace or supplement the liability insurance this Lease obligates Tenant to carry.

10.2.3 Other Insurance. If insurance coverages generally maintained by landlords of similar space in similar buildings in the area in which the Property is located increase or otherwise change, Landlord may similarly change the insurance coverages Landlord maintains under this Lease.

10.3 Waivers and Releases of Claims and Subrogation.

10.3.1 Tenant’s Waiver and Release. To the fullest extent allowable under the Laws, Tenant, on behalf of Tenant and its insurers, waives, releases and discharges the Landlord Parties from all Claims for any Casualty to the Premises, Property or Tenant’s Personal Property, and any resulting loss of use or business interruption, regardless of the cause even if (subject to the last sentence of this Section 10.3.1) such Casualty is caused by the negligent or intentional acts, omissions, or misconduct of any Landlord Party. Tenant will look only to any insurance coverage Tenant may elect to maintain (regardless whether Tenant actually obtains any such coverage or whether such coverage is sufficient) with respect to the Claims Tenant is waiving, releasing and discharging under this Section 10.3.1. Any property insurance Tenant maintains must permit or include a waiver of subrogation in favor of the Landlord Parties consistent with the provisions of this Section 10.3.1. Notwithstanding the foregoing, Tenant may claim against Landlord for any Casualty to Tenant’s Personal Property which is caused by the gross negligence or willful misconduct of any Landlord Party, but (a) only to the extent of property damage which is not covered by insurance (or is not fully reimbursed because of an applicable policy deductible or self-insured retention amount), and (b) only up to a maximum of $25,000 for any single occurrence.

10.3.2 Landlord’s Waiver and Release. To the fullest extent allowable under the Laws, Landlord, on behalf of Landlord and its insurers, waives, releases and discharges the Tenant Parties from all Claims for any Casualty to the Premises, Property or Landlord’s Personal Property, and any resulting loss of use or business interruption, regardless of the cause even if (subject to the last sentence of this Section 10.3.2) such Casualty is caused by the negligent or intentional acts, omissions, or misconduct of any Tenant Party. Landlord will look only to any insurance coverage Landlord may elect to maintain (regardless whether Landlord actually obtains any such coverage or whether such coverage is sufficient) with respect to the Claims Landlord is waiving, releasing and discharging under this Section 10.3.2. Any property insurance Landlord maintains must permit or include a waiver of subrogation in favor of the Tenant Parties consistent with the provisions of this Section 10.3.2. Notwithstanding the foregoing, Landlord may claim against Tenant for any Casualty to the Premises, Property or Landlord’s Personal Property which is caused by the gross negligence or willful misconduct of Tenant, but (a) only to the extent of property damage which is not covered by insurance (or is not fully reimbursed because of an applicable policy deductible or self-insured retention amount), and (b) only up to a maximum of $25,000 for any single occurrence.

10.3.3 Limitation on Waivers of Claims. The provisions of Sections 10.3.1 and 10.3.2 apply only with respect to the Landlord Parties and the Tenant Parties and do not limit or waive, release or discharge any Claims that either Landlord or Tenant may have against any “third-party” person or entity (including without limitation any contractor, service provider, agent, licensee, or invitee which is not a Landlord Party or a Tenant Party) arising from any Casualty to the Premises, Property, Tenant’s Personal Property or Landlord’s Personal Property caused by any such third party.

10.4 Tenant’s Failure to Insure. If Tenant fails to provide Landlord with evidence of insurance as required under Section 10.1, and if such failure is not cured by Tenant within five (5) days of Landlord’s request therefor, Landlord may, but is not obligated to, obtain such insurance for Landlord’s benefit without waiving or releasing Tenant from any obligation contained in or default under this Lease. Tenant will pay to Landlord, as Additional Rent, all costs and expenses Landlord reasonably incurs in obtaining such insurance.

10.5 No Limitation. Landlord’s establishment of minimum liability insurance requirements for Tenant in this Lease is not a representation by Landlord that such limits are sufficient and does not limit Tenant’s liability under this Lease in any manner.

ARTICLE 11

DAMAGE OR DESTRUCTION

11.1 Tenantable Within 270 Days. If any Casualty renders the whole or any material part of the Premises untenantable and Landlord determines (in Landlord’s reasonable discretion) that Landlord can make the whole Premises tenantable within two hundred seventy (270) days after the date of the Casualty, then Landlord will notify Tenant of such determination within sixty (60) days after the date of the Casualty. Landlord’s notice will specify the anticipated date the Premises could be made tenantable. If both (a) such anticipated completion date is more than sixty (60) days after the date of Landlord’s notice, and (b) less than twelve (12) months will remain in the Term upon such completion date, then either Landlord or Tenant may elect to terminate this Lease by notifying the other within fifteen (15) days after the date of Landlord’s notice, which termination will be effective sixty (60) days after the date of such notice of termination. If Landlord’s notice specifies to Tenant that Landlord will make the Premises tenantable, then Landlord will promptly repair and restore the Premises and the Property in accordance with Section 11.5; provided, however, that in the event (i) after initiating the repair and restoration of the Premises Landlord ceases the repair and restoration work for a period of six (6) consecutive months for reasons other than Force Majeure; or (ii) the required repairs and restoration to the Premises or the Property are not substantially completed by Landlord within eighteen (18) months after the date of the Casualty, then, in either of such events, Tenant shall have the right, at its sole option and discretion, to terminate this Lease by delivering at least thirty (30) days’ written notice thereof to Landlord, unless such repair and restoration work can be and is, in fact, substantially completed within said thirty (30) days period, in which event, Tenant’s notice of termination shall be void and of no force and effect.

11.2 Not Tenantable Within 270 Days. If any Casualty renders the whole or any material part of the Premises untenantable and Landlord determines (in Landlord’s reasonable discretion) that Landlord cannot make the whole Premises tenantable within two hundred seventy (270) days after the date of the Casualty, then Landlord will notify Tenant of such determination within sixty (60) days after the date of the Casualty. Landlord’s notice will specify the anticipated date the Premises could be made tenantable. Landlord may, in such notice, terminate this Lease effective on the date sixty (60) days after the date of Landlord’s notice. If Landlord does not so terminate this Lease, and provided the Casualty was not caused by Tenant, Tenant may terminate this Lease by notifying Landlord within thirty (30) days after the date of Landlord’s notice, which termination will be effective thirty (30) days after the date of Tenant’s notice.

11.3 Property Substantially Damaged. If the Property is damaged or destroyed by any Casualty (regardless whether the Premises is affected) and the damage reduces the value of the Building by more than 50% (as Landlord reasonably determines value (absent restoration) before and after the Casualty), then notwithstanding anything to the contrary in Sections 11.1 and 11.2, Landlord may, at Landlord’s option, by notifying Tenant within sixty (60) days after the Casualty, terminate this Lease effective on the date sixty (60) days after the date of Landlord’s notice. If Landlord does not so terminate this Lease, but after commencing the repair and restoration work stops the repair and restoration work for a period of six (6) consecutive months for reasons other than Force Majeure, Tenant may terminate this Lease by notifying Landlord within thirty (30) days after the date of Landlord’s notice, or if no notice under this Section 11.3 is sent by Landlord within sixty (60) days after the Casualty, Tenant’s notice of termination shall be effective thirty (30) days thereafter.

11.4 Insufficient Proceeds. If Landlord does not receive sufficient insurance proceeds (including the amount of any policy deductible) to repair all damage to the Premises or the Property caused by any Casualty, or if Landlord’s lender does not allow Landlord to use sufficient proceeds to repair all such damage, then notwithstanding anything to the contrary in Sections 11.1, 11.2 and 11.3, Landlord may, at Landlord’s option, by notifying Tenant within sixty (60) days after the Casualty, terminate this Lease effective on the date sixty (60) days after the date of Landlord’s notice.

11.5 Landlord’s Repair; Rent Abatement. If this Lease is not terminated under any of Sections 11.1 through 11.4 following a Casualty, then this Lease will remain in full force and effect and Landlord will repair and restore the Premises and the Property to as near their condition prior to the Casualty as is reasonably possible with all commercially reasonable diligence and speed. Basic Rent and Tenant’s Share of Excess Property Expenses for any period during which the Premises are untenantable as a result of the Casualty will be abated on a per diem basis; provided that if only a portion of the Premises is untenantable and occupancy of such remaining portion of the Premises is, in Tenant’s reasonable business judgment, feasible, then any such abatement will be pro rata (based upon the rentable area of the untenantable portion of the Premises from time to time as compared with the rentable area of the entire Premises) and Tenant will continue to pay Rent for any portion of the Premises which is tenantable. In no event is Landlord obligated to repair or restore any Alterations that have not been previously disclosed to and approved by Landlord, any Supplemental Equipment, or any of Tenant’s Personal Property. Landlord will, if necessary, equitably adjust Tenant’s Share of Excess Property Expenses Percentage to account for any reduction in the rentable area of the Premises or Building resulting from a Casualty.

11.6 Rent Abatement if Lease Terminates. If this Lease is terminated under any of Sections 11.1 through 11.4 following any Casualty, then Basic Rent and Tenant’s Share of Excess Property Expenses for any period during which the Premises are untenantable as a result of the Casualty will be abated on a per diem basis; provided that if only a portion of the Premises is untenantable, then any such abatement will be pro rata (based upon the rentable area of the untenantable portion of the Premises from time to time as compared with the rentable area of the entire Premises) and Tenant will continue to pay Rent for any portion of the Premises which is tenantable until this Lease terminates.

11.7 Exclusive Casualty Remedy. The provisions of this Article 11 are Tenant’s sole and exclusive rights and remedies in the event of a Casualty. To the fullest extent allowable under the Laws, Tenant waives the benefits of any Law that provides Tenant any abatement or termination rights (by virtue of a Casualty) not specifically described in this Article 11.

11.8 Notice to Landlord. If any Casualty to any portion of the Premises or Property occurs, and Tenant has actual knowledge of such Casualty (not imputed or constructive knowledge), Tenant will provide prompt written notice of such Casualty to Landlord. None of the obligations of Landlord under this Article 11 will be deemed to have arisen unless and until Landlord has received actual notice that the Casualty has occurred and has had a commercially reasonable time acting with due diligence within which to respond to such notice. Tenant is liable to Landlord for any uninsured loss or other Claims Landlord incurs if (a) Tenant has actual knowledge of such Casually and fails to timely report any Casualty to the Premises, (b) Landlord or Landlord’s Property Manager does not otherwise have actual knowledge of such Casualty, and (c) the failure to timely report such Casualty results in Landlord’s property insurance carrier refusing to cover all or any portion of the loss.

ARTICLE 12

EMINENT DOMAIN

12.1 Termination of Lease. If a Condemning Authority desires to effect a Taking of all or any material part of the Property, Landlord will notify Tenant and Landlord and Tenant will reasonably determine whether the Taking will render the Premises unsuitable for Tenant’s intended purposes. If either Landlord or Tenant reasonably conclude that the Taking will render the Premises unsuitable for Tenant’s intended purposes, Landlord and Tenant will document such determination and this Lease will terminate as of the date the Condemning Authority takes possession of the portion of the Property taken.

Tenant will pay Rent to the date of termination. If a Condemning Authority takes all or any material part of the Building or if a Taking reduces the value of the Property by 50% or more (as reasonably determined by Landlord), regardless of whether the Premises is affected and regardless whether the Taking will render the Premises unsuitable for Tenant’s intended purposes, then Landlord, at Landlord’s option, by notifying Tenant prior to the date the Condemning Authority takes possession of the portion of the Property taken, may terminate this Lease effective on the date the Condemning Authority takes possession of the portion of the Property taken.

12.2 Landlord’s Repair Obligations. If this Lease does not terminate with respect to the entire Premises under Section 12.1 and the Taking includes a portion of the Premises, this Lease automatically terminates as to the portion of the Premises taken as of the date the Condemning Authority takes possession of the portion taken and Landlord will, at its sole cost and expense, restore the remaining portion of the Premises to a complete architectural unit with all commercially reasonable diligence and speed and will reduce the Basic Rent for the period after the date the Condemning Authority takes possession of the portion of the Premises taken to a sum equal to the product of the Basic Rent provided for in this Lease multiplied by a fraction, the numerator of which is the rentable area of the Premises after the Taking and after Landlord restores the Premises to a complete architectural unit, and the denominator of which is the rentable area of the Premises prior to the Taking. Landlord will also equitably adjust Tenant’s Share of Excess Property Expenses Percentage for the same period to account for the reduction in the rentable area of the Premises or the Building resulting from the Taking. Tenant’s obligation to pay Basic Rent and Tenant’s Share of Excess Property Expenses will abate on a proportionate basis with respect to that portion of the Premises remaining after the Taking that Tenant is unable to use during Landlord’s restoration for the period of time that Tenant is unable to use such portion of the Premises.

12.3 Tenant’s Participation. Landlord is entilled to receive and keep all damages, awards or payments resulting from or paid on account of a Taking. Tenant shall be entitled to a separate award or compensation for damages to or Taking of Tenant’s Personal Property, for moving and relocation benefits, and the good will of Tenant (which together compromise the business value of Tenant), which Tenant may initiate and pursue at Tenant’s sole cost and expense; provided, however, the Tenant has no right to receive any award for its interest in this Lease or for loss of its leasehold estate.

12.4 Exclusive Taking Remedy. The provisions of this Article 12 are Tenant’s sole and exclusive rights and remedies against Landlord in the event of a Taking. To the fullest extent allowable under the Laws, Tenant waives the benefits of any Law that provides Tenant any abatement or termination rights or any right to receive any payment or award (by virtue of a Taking) not specifically described in this Article 12.

ARTICLE 13

TRANSFERS

13.1 Restriction on Transfers. Except as provided in Section 13.5, Tenant will not cause or allow a Transfer without obtaining Landlord’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed provided that Landlord may elect to recapture any portion of the Premises that would be affected by such Transfer as provided in Section 13.2. Except as provided in Section 13.5, Tenant’s request for consent to a Transfer must describe in detail the parties, terms, portion of the Premises, and other circumstances involved in the proposed Transfer. Landlord will notify Tenant of Landlord’s election to consent, withhold consent or recapture within thirty (30) days of Landlord’s receipt of such a written request for consent to the Transfer from Tenant. Tenant will provide Landlord with any additional information Landlord reasonably requests regarding the proposed Transfer or the proposed transferee. No Transfer releases Tenant from any liability or obligation under this Lease and Tenant remains liable to Landlord after such a Transfer as a principal and not as a surety. If Landlord consents to any Transfer, Tenant will pay to Landlord, as Additional Rent, 50% of any amount Tenant receives on account of the Transfer in excess of the amounts this Lease otherwise requires Tenant to pay. Any attempted Transfer in violation of this Lease is null and void and constitutes an Event of Default under this Lease.

13.2 Recapture Right. Instead of giving or withholding consent pursuant to Section 13.1, Landlord may, within the 30 day period provided in Section 13.1, elect by written notice to Tenant to recapture (that is, to terminate this Lease with respect to) the Premises or, if a proposed Transfer affects only a portion of the Premises, that portion of the Premises. If Landlord so exercises Landlord’s recapture right, Tenant may negate such recapture by delivering written notice to Landlord, within five (5) days of Tenant’s receipt of Landlord’s recapture notice, canceling the proposed Transfer and withdrawing Tenant’s request for consent to the Transfer. If Landlord elects to recapture some or all of the Premises as set forth above, and Tenant does not so negate the recapture, then this Lease will terminate with respect thereto (pursuant to the provisions of this Lease, including without limitation Article 16) as of the date the Transfer would otherwise have occurred as if the Term therefor had expired on such date.

13.3 Costs. Tenant will pay to Landlord, as Additional Rent, all reasonable costs and expenses Landlord incurs in connection with any Transfer, including, without limitation, reasonable attorneys’ fees and costs, regardless whether Landlord consents to the Transfer.

13.4 Landlord’s Consent Standards. For purposes of Section 13.1 and in addition to any other reasonable grounds for denial, Landlord’s consent to a Transfer will be deemed reasonably withheld if, in Landlord’s reasonable judgment, any one or more of the following apply: (a) the proposed transferee does not have the financial strength to perform the Tenant’s obligations under this Lease; (b) the business and operations of the proposed transferee are not of comparable quality to the business and operations being conducted by other tenants in the Building; (c) either the proposed transferee, or any Affiliate of the proposed transferee, occupies or is negotiating with Landlord to lease space in the Building; (d) the proposed transferee does not have a good business reputation; (e) the presence in the Premises of the proposed transferee would, in Landlord’s reasonable judgment, impact the Building or the Property in a negative manner; (f) if the subject space is only a portion of the Premises and the physical subdivision of such portion is, or would render the Premises, not regular in shape with appropriate means of ingress and egress and facilities suitable for normal renting purposes, or is otherwise not readily divisible from the Premises; (g) the Transfer would require Alteration to the Building or the Property to comply with applicable Laws, unless Tenant or the transferee agrees to pay the cost of any such Alterations; (h) the transferee is a government (or agency or instrumentality thereof); or (i) an Event of Default exists under this Lease at the time Tenant requests consent to the proposed Transfer.

13.5 Permitted Transfers. Notwithstanding anything to the contrary contained in this Article 13, Tenant shall have the right, without the need to secure the consent of Landlord, but with prior notice to Landlord as provided below, to Transfer Tenant’s interest in this Lease (or, in the case of a Transfer involving an Affiliate, Tenant’s interest in all or any part of the Premises) under each of the following circumstances (each, a “Permitted Transfer”): (i) to an Affiliate of Tenant; (ii) in connection with any merger or consolidation of Tenant (whether or not Tenant is the surviving entity in any such transaction); (iii) to an entity that acquires substantially all of the assets of Tenant; or (iv) in connection with any initial public offering or subsequent offering of Tenant’s shares on a listed national or international stock exchange. Any Transfer in the nature of a sublease must be subject and subordinate to all the terms and conditions of this Lease. Tenant shall notify Landlord at least thirty (30) days prior to any such Permitted Transfer, and the transferee shall assume and agree in writing to Landlord to perform Tenant’s obligations under this Lease and to observe all terms and conditions of this Lease. Tenant must deliver to Landlord, at the time of Tenant’s notice, current financial statements of Tenant and the proposed transferee. A Permitted Transfer does not release Tenant from any liability or obligation under this Lease. Landlord’s rights to recapture or share in any profit Tenant receives from a Transfer do not apply to any Permitted Transfer this Section 13.5 permits.

ARTICLE 14

DEFAULTS; REMEDIES

14.1 Events of Default. The occurrence of any of the following constitutes an “Event of Default” by Tenant under this Lease. Landlord and Tenant agree that the notices required by this Section 14.1 are intended to satisfy any and all notice requirements imposed by the Laws and are not in addition to any such requirements. Except as expressly provided in Sections 13.1 and 14.1.2, no Event of Default will be deemed to have occurred under this Lease until and unless Landlord has delivered to Tenant written notice of such default and Tenant shall have failed to have cured such default within the applicable cure period, if any, granted herein.

14.1.1 Failure to Pay Rent. Tenant fails to pay Basic Rent, any monthly installment of Tenant’s Share of Excess Property Expenses or any other Additional Rent amount as and when due and such failure is not cured within five (5) business days after Landlord notifies Tenant of Tenant’s failure to pay Rent when due.

14.1.2 Failure to Perform. Tenant breaches or fails to perform any of Tenant’s non-monetary obligations under this Lease and such breach or failure is not cured within fifteen (15) days after Landlord notifies Tenant of Tenant’s breach or failure; provided that if Tenant is not able through the use of commercially reasonable efforts to cure such breach or failure within a thirty (30) day period, Tenant’s breach or failure is not an Event of Default if Tenant commences to cure such breach or failure within the thirty (30) day period and thereafter diligently pursues the cure and effects the cure to completion. Notwithstanding the foregoing, Tenant is not entitled to any cure period before a breach or failure of this Lease becomes an Event of Default if the breach or failure cannot be cured by Tenant.

14.1.3 Misrepresentation. The existence of any material misrepresentation or omission in any financial statements, correspondence or other information provided to Landlord by or on behalf of Tenant in connection with (a) Tenant’s negotiation or execution of this Lease; (b) Landlord’s evaluation of Tenant as a prospective tenant at the Property; (c) any proposed or attempted Transfer; or (d) any consent or approval Tenant requests under this Lease.

14.1.4 Insolvency. The occurrence of any one or more of the following: (a) Tenant’s filing of a petition under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted, or Tenant’s making a general assignment or general arrangement for the benefit of creditors; (b) the filing of an involuntary petition under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted, or the filing of a petition for adjudication of bankruptcy or for reorganization or rearrangement, by or against Tenant and such filing not being dismissed within ninety (90) days; (c) the entry of an order for relief under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted; (d) the appointment of a “custodian,” as such term is defined in the Bankruptcy Code (or of an equivalent thereto under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted), for Tenant, or the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets (or Tenant’s assets located at the Premises) or of Tenant’s interest in this Lease; or (e) the subjection of all or substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease to attachment, execution or other judicial seizure that is not stayed or removed within ninety (90) days. If a court of competent jurisdiction determines that any act described in this Section 14.1.4 does not constitute an Event of Default, and the court appoints a trustee to take possession of the Premises (or if Tenant remains a debtor in possession of the Premises) and such trustee or Tenant Transfers Tenant’s interest hereunder, then Landlord is entitled to receive the same amount of Additional Rent as Landlord would be entitled to receive if such a Transfer had occurred pursuant to Section 13.1.

14.2 Remedies. Upon the occurrence of any Event of Default, Landlord may at any time and from time to time, without notice or demand and without preventing Landlord from exercising any other right or remedy, exercise any one or more of the following remedies:

14.2.1 Termination of Tenant’s Possession/Re-entry and Reletting Right. Terminate Tenant’s right to possess the Premises by any lawful means with or without terminating this Lease, in which event Tenant will immediately surrender possession of the Premises to Landlord. In such event, this Lease continues in full force and effect (except for Tenant’s right to possess the Premises) and Tenant continues to be obligated for and must pay all Rent as and when due under this Lease. Unless Landlord specifically states that it is terminating this Lease, Landlord’s termination of Tenant’s right to possess the Premises is not to be construed as an election by Landlord to terminate this Lease or Tenant’s obligations and liabilities under this Lease. If Landlord terminates Tenant’s right to possess the Premises, Landlord is not obligated to, but may re-enter the Premises and remove all persons and property from the Premises. Landlord may store any property Landlord removes from the Premises in a public warehouse or elsewhere at the cost and for the account of Tenant, and if Tenant fails to pay the storage charges therefor Landlord may deem such property abandoned and cause such property to be sold or otherwise disposed of in accordance with applicable Laws without further obligation or any accounting to Tenant. Upon such re-entry or upon any Event of Default, Landlord shall use all commercially reasonable efforts to mitigate any damages arising from an Event of Default by Tenant in accordance with the requirements of Arizona law, and Landlord may relet all or any part of the Premises to a third party or parties for Tenant’s account. Tenant is immediately liable to Landlord for all Re-entry Costs and must pay Landlord the same within five (5) days after Landlord’s notice to Tenant. Landlord may relet the Premises for a period shorter or longer than the remaining Term. If Landlord relets all or any part of the Premises, Tenant remains obligated to pay all Rent when due under this Lease; provided that Landlord will, on a monthly basis, credit any Net Rent received for the current month against Tenant’s Rent obligation for the next succeeding month. If the Net Rent received for any month exceeds Tenant’s Rent obligation for the succeeding month, Landlord may retain the surplus.

14.2.2 Termination of Lease. Terminate this Lease effective on the date Landlord specifies in Landlord’s notice to Tenant. Upon termination, Tenant will immediately surrender possession of the Premises to Landlord as provided in Article 16. Such termination will not extinguish any obligations that survive termination as provided elsewhere in this Lease. If Landlord terminates this Lease, Landlord may recover from Tenant and Tenant will pay to Landlord on demand all damages Landlord incurs by reason of Tenant’s default, including, without limitation, (a) all Rent due and payable under this Lease as of the effective date of the termination; (b) to the extent allowed by applicable Laws any amount necessary to compensate Landlord for any detriment proximately caused Landlord by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would likely result from Tenant’s failure to perform, including, but not limited to, any Re-entry Costs and the unamortized amounts of any Improvement Allowance and real estate commissions paid in connection with this Lease; (c) an amount equal to the amount by which (i) the present worth, as of the effective date of the termination, of the Basic Rent for the balance of the Term remaining after the effective date of the termination (assuming no termination) exceeds (ii) the present worth, as of the effective date of the termination, of a fair market Rent for the Premises for the same period (as Landlord reasonably determines the fair market Rent); and (d) Tenant’s Share of Excess Property Expenses to the extent Landlord is not otherwise reimbursed for such Excess Property Expenses. For purposes of this Section, Landlord will compute present worth by utilizing a discount rate of 8% per annum. Nothing in this Section limits or prejudices Landlord’s right to prove and obtain damages in an amount equal to the maximum amount allowed by the Laws, regardless whether such damages are greater than the amounts set forth in this Section.

14.2.3 Present Worth of Rent. Recover from Tenant, and Tenant will pay to Landlord on demand, an amount equal to the sum of (a) all Rent past due (together with interest thereon at the Maximum Rate), plus (b) the then present worth, as of the date of such recovery, of the aggregate of the Rent and any other charges payable by Tenant under this Lease for the then-unexpired portion of the Term. Landlord will employ a discount rate of 8% per annum to compute present worth.

14.2.4 Other Remedies. Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Property is located. All rights and remedies of Landlord under this Lease are cumulative and the exercise of any one or more remedies at any time or from time to time does not limit or preclude the further exercise by Landlord of the same or any other rights or remedies at any time or from time to time.

14.3 Costs. Tenant will reimburse and compensate Landlord on demand and as Additional Rent for any actual loss Landlord incurs in connection with, resulting from or related to any breach or default of Tenant under this Lease, regardless of whether the breach or default constitutes an Event of Default, and regardless of whether suit is commenced or judgment is entered. Such loss includes all reasonable legal fees, costs and expenses (including paralegal fees, expert fees, and other professional fees and expenses) Landlord incurs investigating, negotiating, settling or enforcing any of Landlord’s rights or remedies or otherwise protecting Landlord’s interests under this Lease. In addition to the foregoing, Landlord is entitled to reimbursement of all of Landlord’s fees, expenses and damages, including, but not limited to, reasonable attorneys’ fees and paralegal and other professional fees and expenses, Landlord incurs in connection with any bankruptcy or insolvency proceeding involving Tenant including, without limitation, any proceeding under any chapter of the Bankruptcy Code; by exercising and advocating rights under Section 365 of the Bankruptcy Code; by proposing a plan of reorganization and objecting to competing plans; and by filing motions for relief from stay. Such fees and expenses are payable on demand, or, in any event, upon assumption or rejection of this Lease in bankruptcy.

14.4 Waiver of Re-entry Claims. Tenant waives and releases all Claims Tenant may have resulting from Landlord’s re-entry and taking possession of the Premises pursuant to this Article 14 by any lawful means and removing, storing or disposing of Tenant’s property as permitted under this Lease, regardless of whether this Lease is terminated and, to the fullest extent allowable under the Laws, Tenant releases and will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties from and against any and all Claims arising therefrom. No such re-entry is to be considered or construed as a forcible entry by Landlord.

14.5 Landlord’s Default. Landlord will not be in default under this Lease unless Landlord breaches or fails to perform any of Landlord’s obligations under this Lease and the breach or failure continues for a period of thirty (30) days after Tenant notifies Landlord in writing of Landlord’s breach or failure (unless a shorter time period for Landlord to act is otherwise expressly provided for in this Lease); provided that if Landlord is not able through the use of commercially reasonable efforts to cure the breach or failure within such thirty (30) day period, Landlord’s breach or failure is not a default as long as Landlord commences to cure its breach or failure within the thirty (30) day period and thereafter diligently pursues the cure to completion.

14.6 No Waiver. No failure by either Landlord or Tenant to insist upon the performance of any provision of this Lease or to exercise any right or remedy upon a breach or default hereof constitutes a waiver of any such breach or default. Any such waiver may be made only by a writing signed by the party providing the waiver. One or more waivers by a party is not to be construed as a waiver by that party of a subsequent breach or default of the same provision.

ARTICLE 15

CREDITORS; ESTOPPEL CERTIFICATES

15.1 Subordination. This Lease, all rights of Tenant in this Lease, and all interest or estate of Tenant in the Property, shall be subject and subordinate to any existing or future Mortgage. The subordination of this Lease to any future Mortgage provided for in this Section is expressly conditioned upon the Mortgage holder’s execution of a non-disturbance agreement in such commercially reasonable form as may be mutually acceptable to the Mortgage holder and Tenant in each such party’s reasonable discretion. Tenant will, upon request, execute and deliver to Landlord or to any other person Landlord designates any instruments, releases or other documents reasonably required to confirm the subordination of this Lease as provided in this Section to any Mortgage. The lien of any existing or future Mortgage will not cover Tenant’s Personal Property.

15.2 Attornment. If any ground lessor, the holder of any Mortgage at a foreclosure sale or any other transferee acquires Landlord’s interest in this Lease, the Premises or the Property, Tenant will attorn to and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law that gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord’s interest.

15.3 Mortgagee Protection Clause. Tenant will give the holder of any Mortgage, by registered mail, a copy of any notice of default Tenant serves on Landlord, provided that Landlord or the holder of the Mortgage previously notified Tenant in writing of the address of such holder.

15.4 Estoppel Certificates.

15.4.1 Contents. Upon either Landlord’s or Tenant’s written request (the party making such request being called the “Requesting Party”), the party receiving the request (the “Providing Party”), will execute, acknowledge and deliver to the Requesting Party (or, at the Requesting Party’s request, to a lender, investor or purchaser or to some combination of the Requesting Party, a lender, an investor and a purchaser) a written statement in form satisfactory to the Requesting Party certifying: (a) that this Lease is unmodified and in full force and effect (or, if there have been any modifications, that this Lease is in full force and effect, as modified, and stating the modifications); (b) that this Lease has not been canceled or terminated; (c) the last date of payment of Rent and the time period covered by such payment; (d) whether there are then existing any breaches or defaults by the Requesting Party under this Lease known to the Providing Party, and, if so, specifying the same; (e) specifying any existing claims or defenses in favor of the Providing Party against the enforcement of this Lease; and (f) such other factual statements as the Requesting Party, any lender, prospective lender, investor or purchaser may request. The Providing Party will deliver the statement to the Requesting Party within ten (10) Business Days after the Requesting Party’s request. The Requesting Party may give any such statement by the Providing Party to any lender, prospective lender, investor or purchaser of all or any part of the Property and any such party may conclusively rely upon such statement as true and correct.

15.4.2 Failure to Deliver. If the Providing Party does not timely deliver to the Requesting Party the statement referenced in Section 15.4.1, the Requesting Party and any lender, prospective lender, investor or purchaser may conclusively presume and rely that, except as otherwise represented by the Requesting Party, (a) the terms and provisions of this Lease have not been changed; (b) this Lease has not been canceled or terminated; (c) not more than one month’s Rent has been paid in advance; and (d) the Requesting Party is not in default in the performance of any of its obligations under this Lease. In such event, the Providing Party is estopped from later contesting any inaccuracy in such presumptions.

ARTICLE 16

SURRENDER; HOLDING OVER

16.1 Surrender of Premises. Tenant will surrender the Premises to Landlord at the expiration or earlier termination of this Lease in good order, condition and repair, reasonable wear and tear, Casualty and Taking excepted, and will surrender all keys to the Premises to Property Manager or to Landlord at the place then fixed for Tenant’s payment of Basic Rent or as Landlord or Property Manager otherwise directs. Tenant will at such time remove all of Tenant’s Personal Property from the Property and the “boom room” in accordance with Section 8.3. Tenant will promptly repair any damage to the Premises or the Property caused by such removal. Tenant will also inform Landlord of all combinations on locks, safes and vaults, if any, that Tenant is allowed to leave at the Property. To the fullest extent allowable under the Laws, Tenant releases and will indemnify, protect, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Parties from and against any Claims resulting from Tenant’s failure or delay in surrendering the Premises in accordance with this Section, including, without limitation, any Claims made by any succeeding occupant founded on such delay. All property of Tenant not removed on or before the last day of the Term is deemed abandoned. Landlord may remove all such abandoned property from the Property and cause its transportation and storage in a public warehouse or elsewhere at the cost and for the account of Tenant, and if Tenant fails to pay the storage charges therefor Landlord may cause such property to be sold or otherwise disposed of without further obligation or any accounting to Tenant. Landlord will not be liable for damage, theft, misappropriation or loss of any such property or in any other manner in respect thereto.

16.2 Holding Over. If Tenant remains in possession of the Premises after the Term expires or is otherwise terminated without executing a new lease but with Landlord’s prior written consent, then unless provided otherwise by Landlord in such written consent (a) Tenant is deemed to be occupying the Premises as a tenant from month-to-month, subject to all provisions, conditions and obligations of this Lease applicable to a month-to-month tenancy, (b) Basic Rent during the holdover period will equal 125% of the greater of the Basic Rent payable by Tenant in the last year of the Term or Landlord’s then current basic rent for the Premises according to Landlord’s rental rate schedule for prospective tenants, (c) Tenant will also pay Tenant’s Share of Excess Property Expenses and all other Additional Rent applicable to such holdover period as described in this Lease, and (d) either Landlord or Tenant may terminate the month-to-month tenancy at any time upon thirty (30) days prior written notice to the other party. If Tenant remains in possession of the Premises after the Term expires or is otherwise terminated without executing a new lease and without Landlord’s prior written consent, then Tenant is deemed to be occupying the Premises without claim of right (but subject to all provisions, conditions and obligations of this Lease) and, in addition to Tenant’s liability for failing to surrender possession of the Premises as provided in Section 16.1 and all other rights and remedies of Landlord related to such holding over, Tenant will pay Landlord a charge for each day of occupancy after the Term in an amount equal to 150% of the Basic Rent payable by Tenant in the last year of the Term (on a daily basis), plus Tenant’s Share of Excess Property Expenses and all other Additional Rent applicable to such holdover period as described in this Lease.

ARTICLE 17

TENANT IMPROVEMENTS

17.1 Base Building Improvements. Tenant acknowledges and agrees that Landlord did not construct the Building and that the base building improvements existing therein on the Effective Date are in an “AS IS” condition, without representation, warranty or covenant of or from Landlord and without any obligation of Landlord to construct any additional base building improvements of any kind or character whatsoever. Tenant acknowledges that Landlord has made no representations or warranties, express or implied, concerning the base building improvements presently existing at, or the condition of, the Building, and Tenant further acknowledges that it has had adequate opportunity to inspect and approve, and has adequately inspected and approved, the base building improvements presently existing at, and the condition of, the Building as of the Effective Date. Nothing in this Section 17.1 releases Landlord from or otherwise diminishes or limits any obligation of Landlord expressly set forth in this Lease, including, without limitation, Landlord’s obligation to construct the Tenant Improvements as provided in this Article 17 and Landlord’s repair, maintenance and replacement obligations set forth in this Lease, including those maintenance and repair obligations identified in Section 7.1 hereof.

17.2 Tenant Improvements. Landlord will cause to be constructed, at Tenant’s sole cost and expense (subject to the Improvement Allowance), the Tenant Improvements. The Tenant Improvements will be designed and constructed as described in this Article 17. Contractor, as selected and approved by Tenant and Landlord pursuant to the terms and provisions described herein will be the general contractor for the Tenant Improvements. Tenant will pay all direct and indirect costs incurred in connection with the design and construction of the Tenant Improvements after application of the Improvement Allowance. Such costs may include, without limitation, all costs of space planning, construction document preparation, design, construction drawings, general conditions, labor, materials, and other construction costs, the fees (on an hourly basis) of Contractor’s project manager and site superintendent for the Tenant Improvements, all costs incurred in connection with obtaining permits for the Tenant Improvements, and a fee (at a fair market rate) for Contractor’s overhead and profit. For all purposes of ownership, including risk of loss thereto, the Tenant Improvements will immediately upon installation be and remain a part of the Building and the property of Landlord.

17.3 Tenant’s Project Manager. Tenant has elected to retain CresaPartners’ Project Management Consulting Services (“Tenant’s Project Manager”) as Tenant’s construction manager to assist Tenant with the process of design and construction of the Tenant Improvements. Landlord will fully cooperate with Tenant’s Project Manager and Landlord will cause the Contractor to fully cooperate with Tenant’s Project Manager throughout the process of design and construction of the Tenant Improvements, in the review of all bid sets of the plans for the bidding of the Tenant Improvements and will keep Tenant’s Project Manager reasonably and timely informed of the progress of design and construction of the Tenant Improvements and will permit Tenant’s Project Manager to attend design and construction meetings during the course of the design and construction process. Landlord will pay Tenant’s Project Manager a sum equal to four percent (4%) of the Tenant Improvement Allowance, which payments will be deducted from (and which payment obligation is in all events subject to), the Improvement Allowance. Such payments will be made in equal monthly installments during the course of design and construction of the Tenant Improvements pursuant to a schedule approved by Tenant.

17.4 Improvement Allowance. Landlord will credit an amount, not to exceed the Improvement Allowance, against Tenant’s obligation to pay for the design and construction of the Tenant Improvements. Landlord is not obligated to pay or incur any amounts that exceed the Improvement Allowance. If the cost of the Tenant Improvements (including, without limitation, the sums to be paid to Tenant’s Construction Manager) exceeds the Improvement Allowance, Tenant will pay the excess to Landlord in cash as Additional Rent. Tenant will also pay, as Additional Rent, all of Landlord’s costs (including lost rent) resulting from Tenant Delay. If Landlord reasonably estimates that the cost of the Tenant Improvements will exceed the Improvement Allowance, Landlord may require Tenant to deposit such excess amount with Landlord before construction of the Tenant Improvements begins. If the cost of the Tenant Improvements is less than the Improvement Allowance, Tenant may utilize an amount up to, but not in excess of, the product of $10.00 and the number of rentable square feet in the Premises to offset documented costs of moving, cabling and acquisition of furniture, fixtures and equipment to be used in the Premises (all of which cabling will become the property of Landlord at the expiration or earlier termination of the Term). Tenant will remove any such fumiture, fixtures and equipment at the expiration or earlier termination of the Term.

17.5 Space Plan. Tenant has engaged Ware Malcomb (the “Architect”) to develop and design a space plan (“Space Plan”) for the Tenant Improvements. Tenant will provide Landlord with the Space Plan for Landlord’s reasonable approval, which approval will be granted or withheld within five (5) Business Days following Landlord’s receipt of the Space Plan. The Space Plan must (a) be compatible with the Building and the mechanical components of the Building (as reasonably determined by Landlord); (b) show, in reasonable detail, the design and appearance of the finishing material Tenant will use in connection with installing the Tenant Improvements; and (c) conform to all applicable governing codes, ordinances and other Laws. All Space Plan drawings must be not less. than 1/8” scale. Without limiting those general requirements, the Space Plan must expressly specify and include (without limitation) all of the following: (1) wall types and heights and insulation, if needed; (2) door types and hardware groups; (3) door frames types; (4) ceiling heights; (5) ceiling materials; (6) floor finishes and locations; (7) wall finishes and locations; (8) any appliances, special systems or equipment to be furnished as a part of the construction; (9) any mechanical requirements beyond that provided in the base building; (10) any fire protection requirements beyond that provided in the base building; (11) any plumbing requirements; (12) all power and data locations; (13) any power required other than building standard power distribution; (14) any power requirements for modular furniture; (15) any emergency power requirement; (16) any lighting requirements beyond that provided in the base building; and (17) millwork elevations and details. The Space Plan must also include enlarged sketch layouts for any non-standard rooms, including reflected ceiling plans, and must state the approximate usable and rentable square footage of the Premises.

17.6 Construction Drawings and Specifications. After Landlord receives and has approved Tenant’s Space Plan, Tenant will cause the Architect to prepare the construction drawings and specifications for the construction of the Tenant Improvements (the “Construction Drawings and Specifications”). Tenant will provide Landlord with the Construction Drawings and Specifications with final selections for all materials to be used in construction of the Tenant Improvements for Landlord’s reasonable approval, which approval will be granted or withheld within ten (10) Business Days following Landlord’s receipt of the Construction Drawings and Specifications. If Landlord disapproves the Construction Drawings and Specifications, Landlord shall specify with reasonable particularity the items so disapproved and the corrective actions required to secure Landlord’s approval. Tenant will provide appropriately revised Construction Drawings and Specifications to Landlord for approval (or disapproval) until Landlord has approved the Construction Drawings and Specifications. After Tenant’s approval, Landlord will submit the Construction Drawings and Specifications for permits and construction bids. Subject to the rights of Tenant under Section 17.6, neither Landlord nor Tenant will act in an arbitrary or capricious manner in connection with the review, revision, approval or disapproval of the Construction Drawings and Specifications. If Tenant specifies any long lead time items that would delay Substantial Completion of the Tenant Improvements, Landlord will promptly notify Tenant and Tenant will cooperate with Landlord to select a reasonable substitute.

17.7 Changes to Construction Drawings and Specifications. After landlord’s and Tenant’s approval, no material changes, modifications or alterations may be made to the Construction Drawings and Specifications by either Party without the other Party’s prior written consent. Tenant will immediately notify Landlord if Tenant desires to make any changes to the Tenant Improvements after Tenant has approved the construction drawings and specifications. If Landlord approves the revisions, Landlord will notify Tenant of the anticipated additional cost and delay in completing the Tenant Improvements that would be caused by such revisions. Tenant will approve or disapprove the increased cost and delay in writing within five (5) Business Days after such notice. If Tenant approves, Landlord will prepare, and Landlord and Tenant will execute, a change order describing the revisions and the anticipated additional cost and delay. If Landlord reasonably estimates that the change order will cause the cost of the Tenant Improvements to exceed the Improvement Allowance (or if the cost of the Tenant Improvements already exceeds the Improvement Allowance), Landlord may require Tenant to deposit such estimated additional cost with Landlord before the change order work is performed.

17.8 Tenant’s Approval of Contractor; Tenant Improvement Costs. Tenant and Tenant’s Project Manager are to be active participants in the selection process of choosing the Contractor for bidding the construction of the Tenant Improvements. landlord, Tenant, and Tenant’s Project Manager collectively shall approve all bids received after Tenant’s approval of the space plan and final Construction Drawing and Specifications pursuant to Sections 17.4 and 17.5 above. All bids and plans shall be reviewed by landlord, Tenant, Tenant’s Project Manager and Contractor(s) and all bid sets must be signed by Landlord, Tenant, Tenant’s Project Manager, and the Contractor(s) bidding the Tenant Improvements. Tenant and Tenant’s Project Manager shall have the right to object to or disapprove any or all of the bids or costs for the construction of the Tenant Improvements and, if disapproved, Tenant shall have the right to require that the Architect value engineer the build-out of the Tenant Improvements at the Premises or secure a written contract or commitment from other general contractors on the basis of a maximum guaranteed amount or on a cost, plus basis in order that the actual building costs for the Tenant Improvements will be an amount which is acceptable to Tenant and Tenant’s Project Manager. Any such approval in the time required for any such value engineering, provided the same does not exceed forty-five (45) days in total, shall not constitute a Tenant Delay. For purposes of construction of the Tenant Improvements, Landlord shall contract directly with the Contractor selected and approved by the parties for construction of the Tenant Improvements.

17.9 Test Fit Plan. landlord had paid $5,303.43 for the cost of Tenant’s initial test fit plan prepared by the Architect. Such amount will be deducted from the Improvement Allowance.

17.10 Landlord’s Approval Rights. landlord may withhold its approval of any space plan, construction drawings and specifications, change orders, or other work requested by Tenant which landlord reasonably determines may require work which: (a) exceeds or adversely affects the structural integrity of the Building; (b) adversely affects, or exceeds Tenant’s pro rata capacity of, any part of the heating, ventilating, air conditioning, plumbing, mechanical, electrical, communication or other systems of the Building; (c) will increase the cost of operation or maintenance of any of the systems of the Property; (d) does not conform to applicable building codes or is not approved by any governmental authority with jurisdiction over the Premises; (e) is not a building standard item or an item of equal or higher quality; and (f) may detrimentally affect the uniform appearance of the Property.

17.11 Tenant’s Representative. Tenant designates Jason Wery of Tenant’s Construction Manager as the representative of Tenant having authority to approve the selection of the Contractor, the construction drawings and specifications, the bids, request or approve any change order, give and receive all notices, consents, approvals and directions regarding the Tenant Improvements, and to otherwise act for and bind Tenant in all matters relating to the Tenant Improvements.

17.12 Substantial Completion. Landlord will use commercially reasonable efforts to achieve Substantial Completion of the Tenant Improvements on or before the Delivery Date. If Landlord is unable to achieve Substantial Completion on or before the Delivery Date for any reason, this Lease remains in full force and effect and Landlord is not liable to Tenant for any resulting loss or damage. Notwithstanding the foregoing, if the Delivery Date has not occurred on or before February 15, 2012 (as such Delivery Date may be extended due to delays caused by Force Majeure or Tenant Delays), then Tenant will receive the benefit of any penalties assessed against the Contractor as a result of any such delay. Notwithstanding anything to the contrary herein, if the Commencement Date for this Lease has not occurred on or before the date (as such date may be extended as a result of Force Majeure or Tenant Delays) which is eleven (11) months after the date on which Tenant notifies Landlord that construction permits for the Tenant Improvements have been approved by the applicable governmental authority, then Tenant may terminate this Lease by providing written notice to Landlord which notice of termination shall be effective thirty (30) days thereafter, unless, within said thirty (30)-day period Substantial Completion of the Tenant Improvements have been completed within said thirty (30) days and Landlord has tendered possession of the Premises to Tenant in accordance with the terms and provisions of this Lease.

17.13 Access Prior to Substantial Completion. Landlord will allow Tenant limited access to the Premises approximately sixty (60) days prior to Substantial Completion to begin installing equipment, fixtures, furniture and cabling and/or to properly coordinate such work with the construction of the Tenant Improvements. Any such access will be conditioned on Tenant’s work not interfering with the construction of the Tenant Improvements. Any such use of the Premises is also subject to, and Tenant must comply with and observe, all applicable Laws, all safety rules and procedures, and all other terms and conditions of this Lease, excluding, however, the payment of Rent until the Commencement Date. In no event may Tenant conduct business in the Premises during such early access period.

17.14 Punch List. Upon Substantial Completion of the Tenant Improvements, Landlord shall provide written notice to Tenant of the Substantial Completion of the Tenant Improvements and Landlord and Tenant within five (5) business days after receiving such notice will inspect the Premises and develop a mutually agreed upon “punch list” of any Tenant Improvement items which were either not properly completed or are in need of repair. Punch list items must be of a scope and nature that will cause no material interference with Tenant’s use and occupancy of the Premises and Tenant may reject any tender of the Premises as not achieving Substantially Completion if any deficiencies or uncompleted work will cause material interference with Tenant’s use and occupancy of the Premises. Landlord will complete (or repair, as the case may be) the items listed on the punch list with commercially reasonable diligence and speed; provided, however, that Landlord shall use commercially reasonable efforts to complete all punch list items within thirty (30) days following receipt of the mutually agreed upon punch list. If Landlord fails to initiate the completion of any punch list item within such thirty (30) day period and diligently pursue the completion thereof, Tenant may complete any such punch list item at Landlord’s expense if Landlord fails to complete any such punch list item within ten (10) days after Landlord’s receipt of a written notice from Tenant identifying the incomplete punch list items and stating that Tenant will complete such punch list items at Landlord’s expense if not completed by Landlord within ten (10) days after Landlord’s receipt of such notice. If Tenant does not inspect the Premises with Landlord as reasonably requested by Landlord prior to or upon Substantial Completion, Tenant will be deemed to have accepted the Premises as delivered, subject to any punch list items Landlord develops and Tenant’s rights under Section 17.15.

17.15 Construction Warranty. Landlord warrants the Tenant Improvements against defective workmanship and materials for a period of one year after Substantial Completion. Landlord’s sole obligation under this warranty is to repair or replace, as necessary, any defective item caused by poor workmanship or materials if Tenant delivers specific written notice of the defective item to Landlord within such one-year period. Landlord has no obligation to repair or replace any item after such one-year period expires. This express warranty is given as the sole and exclusive right and remedy of Tenant for incomplete or defective workmanship or materials or other defects in the Premises and Property, and Tenant hereby waives and releases all other claims and causes of action against Landlord and all Landlord Parties based on contract, tort, warranty or other rights or claims, whether express or implied, that might otherwise be available under applicable Law arising out of or relating to the construction of the Tenant Improvements.

17.16 Tenant Finish Work. All finish work and decoration and other work desired by Tenant and not included within the Tenant Improvements to be performed by Landlord as set forth in the approved construction drawings and specifications (including specifically, without limitation, the design and installation of all computer systems, telephone systems, telecommunications systems, removable fixtures, furnishings, and equipment) will be designed, furnished and installed by Tenant and may be charged to the Improvement Allowance to the extent allowed pursuant to Section 17.4 or, if not allowed, at Tenant’s sole expense and will not be chargeable against the Improvement Allowance. Tenant will perform all such work in the same manner and following the same procedures as are provided in this Lease for Alterations. Landlord is under no obligation to perform, inspect, or supervise any such work, and Landlord shall have no liability or responsibility whatsoever therefor.

ARTICLE 18

ADDITIONAL PROVISIONS

18.1 Existing Furniture, Fixtures and Equipment. Tenant acknowledges that as of the Effective Date, certain furniture, fixtures and equipment, including, without limitation, data center equipment and cafe equipment (collectively, “FF&E”) is located in the Premises. Tenant shall have the right to utilize the FF&E during the Term. Additionally, Tenant shall have the right to disassemble, reassemble, use selective parts and portions of the FF&E and incorporate some or all of such FF&E or portions thereof with other furniture, fixtures and equipment owned by Tenant and, after offering Landlord the option to remove and retain any portions of the FF&E that Tenant does not desire to use and Landlord declining to remove same at Landlord’s cost, to discard or remove any unused FF&E during the Term. Tenant acknowledges that neither Landlord nor any agent, contractor or employee of Landlord has made any representation or warranty of any kind with respect to the FF&E, specifically including, but not limited to, any representation or warranty of suitability or fitness for any particular purpose, and Tenant’s acceptance and use of the FF&E, or any portion thereof, conclusively establishes Tenant’s acceptance thereof in an “AS IS–WHERE IS” condition. Upon the expiration or sooner termination of this Lease, Tenant shall surrender the FF&E to Landlord as the same may have been modified or reconfigured, reasonable wear and tear excepted.

18.2 Parking. During the Term of this Lease, Landlord licenses 333 Covered Spaces and 222 Uncovered Spaces to Tenant. From and after the first day of the 24th month of the Term, Tenant will pay Landlord’s then-current fee for each such space as Additional Rent at the same time, place and manner as Basic Rent. During the initial 134-month Term, Landlord’s parking charges will be $40.00 per month for each Covered Space, and Uncovered Spaces will be provided without charge. Thereafter, parking will be provided at market rates and Landlord may change its parking charges at any time on not less than thirty (30) days’ prior notice to Tenant. Parking at the Property by Tenant is subject to the other provisions of this Lease, including without limitation the Property Rules. In no event will Landlord be liable for any loss, damage or theft of, to or from any vehicle at the Property.

18.3 Right of First Offer. So long as no Event of Default then exists under this Lease, Tenant will have a one-time first right (“First Right”) to be offered by Landlord the opportunity to lease all of the remaining vacant space in the Building (the “First Right Space”). The First Right is subject to the terms and conditions set forth in this Section 18.3. If at any time after the Effective Date while this First Right is in effect Landlord intends to lease all or any part of the First Right Space, then Landlord will first notify Tenant that the First Right Space is available for lease. Tenant must notify Landlord in writing within ten (10) days of receiving Landlord’s notice whether Tenant desires to lease the entirety of the First Right Space from Landlord. If Tenant notifies Landlord that Tenant does not desire to lease the entirety of the First Right Space, or if Tenant does not respond in writing to Landlord’s notice within such 10-day period, then Landlord may freely lease all or any portion of the First Right Space without restriction and Landlord’s obligations under this Section 18.3 shall automatically terminate and be of no further force or effect. If Tenant notifies Landlord in writing within such 10-day period that Tenant desires to lease the entirety of the First Right Space, then either (i) if Tenant’s notice electing to lease the First Right Space is delivered within the first twelve (12) months of the Term, Tenant will lease the entirety of the First Right Space on the terms and conditions of this Lease (except that the Improvement Allowance applicable to such leasing shall be reduced pro rata based on the number of months remaining in the original 134-

month term as of the anticipated commencement of rental payments with respect to Tenant’s leasing of the First Right Space, or (ii) if Tenant’s notice electing to lease the First Right Space is delivered after the end of the first twelve (12) months of the Term, the parties will negotiate for Tenant’s lease of the entirety of the First Right Space from Landlord, which leasing will be on then-current market terms and conditions. If Landlord and Tenant fail to mutually agree upon the terms of Tenant’s lease of the First Right Space, if applicable, and to execute a written amendment to this Lease within thirty (30) days after Tenant delivers Tenant’s offer notice to Landlord, then Landlord’s obligations under this Section 18.3 shall automatically terminate and be of no further force or effect at the end of such 10-day period. If Tenant’s First Right is still in effect at the end of the initial 134-month Term, the First Right shall automatically terminate on the last day of the initial 134-month Term and will not apply during any extension of the Term. The purpose of this Section 18.3 is to provide notice to Tenant so that Tenant may be in a position to offer to lease such space on a competitive basis with others, and, notwithstanding anything to the contrary contained in this Section 18.3, nothing in this Section 18.3 shall be deemed to be an option or right of first refusal.

18.4 Early Termination Right. Tenant may terminate this Lease as of the last day of the 98th month of the Term (the “Early Termination Date”) subject to and in accordance with the provisions of this Section 18.4. To exercise such early termination right, Tenant must (a) deliver at least 12 months prior to the Early Termination Date written notice to Landlord indicating that Tenant desires to terminate this Lease as of the Early Termination Date; and (b) pay Landlord wtthin thirty (30) days following delivery of such notice an Early Termination Payment (as defined below) and a termination fee equal to 12 months of Basic Rent at the rate(s) in effect during such period of time following the Early Termination Date. Tenant is not entitled to early termination if any Event of Default exists either when Tenant delivers the exercise notice to Landlord or upon the Early Termination Date. As used in this Section 18.4, the “Early Termination Payment” means the unamortized balance of all costs Landlord incurs in connection with leasing the Premises to Tenant, including, without limitation, the Improvement Allowance, real estate commissions and rent concessions given to Tenant, including, without limitation, any free rent granted to Tenant, attorneys’ fees and similar items (such costs being hereinafter called the “Leasing Costs”). The calculation of the Early Termination Payment will be made by (a) taking the total of all Leasing Costs as of the Commencement Date, (b) fully amortizing such amount at eight percent (8%) interest per annum over the last 120 months of the initial 134-month Term to establish a monthly payment therefor, and (c) calculating the remaining principal balance of such amortized amount as of the Early Termination Date. Such remaining principal balance is deemed to be the Early Termination Payment with respect to the Premises for purposes of this Section 18.4. The amount of the Early Termination Payment will be set forth in the Commencement Date Memorandum.

18.5 Signs. Tenant shall have the right to have building signage on the Building exterior and monument signage subject to the terms and provisions of this Section 18.5. Landlord will initially provide to Tenant (a) one building standard tenant identification sign adjacent to the entry door of the Premises and (b) one standard building directory listing; provided, however, that the cost of such signage will be charged against the Improvement Allowance. In addition, provided Tenant is able to obtain all necessary governmental and quasi-governmental approvals therefor, Tenant may, at Tenant’s sole cost and expense, install (i) one sign on the exterior of the Building (in the location identified on EXHIBIT “F” attached hereto) displaying the name and logo of the originally-identified “Tenant” under this Lease (Landlord hereby agreeing that Landlord will support Tenant in obtaining the largest exterior Building sign that may be approved by the City of Scottsdale), and (ii) if Landlord elects to construct a monument sign identifying tenants of the Building (Landlord having no obligation to do so), one double-sided panel on the top panel of the monument sign serving the Building, which panel will be larger and more prominent than the sign panel for any other tenant in the Building. Landlord will reasonably cooperate with Tenant, at no cost to Landlord, to assist Tenant in obtaining such approvals. Tenant must pay all annual and other permit fees for such signage, must pay all costs of maintenance thereof, must keep same in good condition, order and repair at its sole cost and expense, must remove same prior to the expiration or earlier termination of the Term, and must repair and restore any damage to the Building or monument sign structure caused by such installation and/or removal. If Landlord elects to construct a monument sign, Tenant must also pay, as Additional Rent (or as a charge against the Improvement Allowance at Tenant’s election), Tenant’s pro rata share (based on the ratio of the rentable square footage of the Premises to the rentable square footage of the Building) of the cost of construction of the monument sign.

Such signs and the display of Tenant’s name thereon will be subject to the terms of any restrictive covenants applicable thereto and all Laws. Such sign must conform to any comprehensive sign plan applicable to the Property. Tenant may not install such signage until Tenant has obtained Landlord’s prior written approval as to the size, location, design and all other aspects thereof, including the conformance thereof to any comprehensive sign plan. When Tenant requests Landlord’s approval of such signs, Tenant will concurrently submit to Landlord the proposed fabrication drawings thereof which will be sufficiently detailed for Landlord to determine whether the signs comply with any applicable comprehensive sign plan.

ARTICLE 19

MISCELLANEOUS PROVISIONS

19.1 Notices. All Notices must be in writing and must be sent by personal delivery, by United States registered or certified mail (postage prepaid), or by an independent overnight courier service, addressed to the addresses specified in the Basic Terms or at such other place as either party may designate to the other party by written notice given in accordance with this Section. Notices given by mail are deemed delivered within four (4) Business Days after the party sending the Notice deposits the Notice with the United States Post Office. Notices delivered by courier are deemed delivered on the next Business Day after the day the party delivering the Notice timely deposits the Notice with the courier for overnight (next day) delivery. Any Notice given by an attorney or agent acting on behalf of a party shall be effective as Notice from such party.

19.2 Transfer of Landlord’s Interest. If Landlord Transfers (other than for collateral security purposes) its ownership interest in the Premises, the transferor is automatically relieved of all obligations on the part of Landlord accruing under this Lease from and after the date of the Transfer, but only to the extent that (a) the transferee agrees in writing to assume such obligations, and (b) the transferor delivers or credits to the transferee any funds the transferor holds in which Tenant has an interest (such as a security deposit). Landlord’s covenants and obligations in this Lease bind each successive Landlord only during and with respect to its respective period of ownership. However, notwithstanding any such Transfer, each transferor and its respective “Landlord Parties” remain entitled to the benefits of Tenant’s releases and indemnity and insurance obligations (and similar obligations) under this Lease with respect to matters arising or accruing during such transferor’s period of ownership.

19.3 Successors. Subject to the express provisions of this Lease, the covenants and agreements contained in this Lease bind and inure to the benefit of Landlord, its successors and assigns, bind Tenant and its successors and assigns and inure to the benefit of Tenant and its permitted successors and assigns.

19.4 Captions and Interpretation. The captions of the articles and sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular includes the plural and the plural includes the singular.

19.5 Relationship of Parties. This Lease does not create, between the parties to this Lease, the relationship of principal and agent, or of partnership or joint venture, or any other association or relationship, other than that of landlord and tenant.

19.6 Entire Agreement; Amendment. The Basic Terms and all exhibits, addenda and schedules attached to this Lease are incorporated into and made a part of this Lease as though fully set forth in this Lease and together with this Lease contain the entire agreement between the parties with respect to the improvement and leasing of the Premises. All prior and contemporaneous negotiations, including, without limitation, any letters of intent or other proposals and any drafts and related correspondence, are merged into and superseded by this Lease. No subsequent alteration, amendment, change or addition to this Lease (other than to the Property Rules) is binding on Landlord or Tenant unless it is in writing and signed by the party against whom its enforcement is sought.

19.7 Severability. If any covenant, condition, provision, term or agreement of this Lease is, to any extent, held invalid or unenforceable, the remaining portion thereof and all other covenants, conditions, provisions, terms and agreements of this Lease will not be affected by such holding, and will remain valid and in force to the fullest extent permitted by law.

19.8 Landlord’s Limited Liability. Tenant will look solely to Landlord’s interest in the Property for recovering any judgment or collecting any obligation from Landlord or any other Landlord Party. Tenant agrees that neither Landlord nor any other Landlord Party will be personally liable for any judgment or deficiency decree. In no event is Landlord or any Landlord Party liable to Tenant, nor shall Tenant or any Tenant Party be liable to Landlord (except as expressly provided in Article 16), for consequential, indirect, special or punitive damages.

19.9 Survival. All of Tenant’s obligations under this Lease accruing prior to expiration or other termination of this Lease, or which this Lease contemplates are to survive termination, will survive the expiration or other termination of this Lease until fully paid and/or performed by Tenant. Interest on surviving payment obligations will continue to accrue at the rates stated in this Lease until fully paid. Further, all of Tenant’s releases and indemnification, defense and hold harmless obligations under this Lease survive the expiration or other termination of this Lease until any possible Claims to which the same might apply have been absolutely barred by all applicable statutes of limitation.

19.10 Attorneys’ Fees. If either Landlord or Tenant commences any litigation or judicial action to determine or enforce any of the provisions of this Lease, the prevailing party in any such litigation or judicial action is entitled to recover all of its costs and expenses (including, but not limited to, reasonable attorneys’ fees, costs and expenditures) from the non-prevailing party.

19.11 Brokers. Landlord and Tenant each represents and warrants to the other that it has not had any dealings with any realtors, brokers, finders or agents in connection with this Lease (except as may be specifically set forth herein) and each releases and agrees to indemnify the other from and against any Claims based on the failure or alleged failure to pay any realtors, brokers, finders or agents (other than any brokers specified herein) and from any cost, expense or liability for any compensation, commission or charges claimed by any realtors, brokers, finders or agents (other than any brokers specified herein) claiming by, through or on behalf of it with respect to this Lease or the negotiation of this Lease. Landlord will pay any brokers named in the Basic Terms in accordance with the applicable listing agreement executed by Landlord for the Property.

19.12 Governing Law. This Lease is governed by, and must be interpreted under, the internal laws of the state in which the Property is located. Any suit against Landlord or Tenant relating to this Lease must be brought in the county in which the Property is located or, if the suit is brought in federal court, in any federal court appropriate for suits arising in such county; Landlord and Tenant waive the right to bring suit against each other elsewhere.

19.13 Time is of the Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. All time periods which are contemplated under this Lease to be measured in “days” shall be measured in calendar days unless expressly stated to be measured in “Business Days”.

19.14 Independent Obligations. Except for any right of offset or abatement which may be expressly and specifically set forth in this Lease, Tenant’s covenants and obligations to pay Rent are independent from any of Landlord’s covenants, obligations, warranties or representations in this Lease.

19.15 Tenant’s Organization Documents; Authority. If Tenant is an entity, Tenant will, within ten (10) days after Landlord’s written request, deliver to Landlord: (a) Certificate(s) of Good Standing from the state of formation of Tenant and, if different, the state in which the Property is located, confirming that Tenant is in good standing under the laws governing formation and qualification to transact business in such state(s); and (b) a copy of Tenant’s organizational documents and any amendments or modifications thereof, certified as true, correct and complete by an appropriate official of Tenant. Tenant and each individual signing this Lease on behalf of Tenant represents and warrants that they are duly authorized to sign on behalf of and to bind Tenant and that this Lease is a duly authorized, binding and enforceable obligation of Tenant.

19.16 Force Majeure. If either party is delayed in or prevented from performing any obligation under this Lease (excluding, however, the payment of money) by reason of Force Majeure, then such party shall give the other party prompt written notice of any such delay and the performance of any such act shall be excused for the period of delay and the period of performance of any such act shall extended for a period equivalent to the period of such delay. If a party claiming delay or prevention of performance based on an event of Force Majeure fails to notify the other party of such event of Force Majeure within 15 days after the occurrence of such event of Force Majeure and the claiming party reasonably should have been aware of such event of Force Majeure, then the period of delay caused by the event of Force Majeure will begin on the date that is 15 days prior to the date on which the party claiming an event of Force Majeure delivers written notice of such event of Force Majeure, regardless of the actual date on which the event of Force Majeure occurred. Notwithstanding the foregoing, the financial inability of a party to perform its obligations under this Lease shall not constitute an event of Force Majeure.

19.17 Management. Property Manager is authorized to manage the Property. Landlord appointed Property Manager to act as Landlord’s agent for leasing, managing and operating the Property. The Property Manager then serving is authorized to take actions and give notices and demands under this Lease on Landlord’s behalf.

19.18 Financial Statements. Tenant will deliver to Landlord (i) Tenant’s unaudited quarterly financial statements for each fiscal quarter during the Term within forth-five (45) days after the end of each fiscal quarter, and (ii) Tenant’s audited annual financial statements for each fiscal year during the Term within ninety (90) days after the end of each fiscal year, which financial statements must be (a) prepared according to generally accepted accounting principles consistently applied, and (b) certified by an independent certified public accountant or by Tenant’s chief financial officer that the same are a true, complete and correct statement of Tenant’s financial condition as of the date of such financial statements. Prior to Tenant’s execution of this Lease, Tenant will deliver to Landlord Tenant’s unaudited quarterly financial statements for the most recent fiscal quarter and audited annual financial statements for the most recent fiscal year. Landlord shall keep and maintain all such financial statements provided by Tenant under this Section 19.18 in strict confidence and shall not disclose the same to any third parties unless any such third party has executed and delivered to Landlord a confidentiality agreement in a commercially reasonable form mutually acceptable to Landlord, Tenant and the third party; provided, however, nothing contained herein shall prevent Landlord from complying with any government or court order or similar legal requirement which requires such party to disclose such financial statements provided that Landlord uses diligent good faith efforts to disclose no more than is absolutely required to be disclosed by such legal requirements.

19.19 No Recording. Tenant will not record this Lease or any memorandum of this Lease.

19.20 Nondisclosure of Lease Terms. The terms and conditions of this Lease constitute proprietary information of Landlord that Tenant will keep confidential. Tenant’s disclosure of the terms and conditions of this Lease could adversely affect Landlord’s ability to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant will not, directly or indirectly, disclose the terms and conditions of this Lease to any other tenant or prospective tenant of the Property or to any other person or entity other than Tenant’s employees and agents who have a legitimate need to know such information (and who will also keep the same in confidence) unless, and only to the extent, any such disclosure is required by law or appropriate judicial order.

19.21 Construction of Lease and Terms. The terms and provisions of this Lease are the result of negotiations between Landlord and Tenant, each of which are sophisticated parties and each of which has been represented or been given the opportunity to be represented by legal counsel and/or other advisors of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Lease are to be interpreted and construed in accordance with their usual and customary meanings, and Landlord and Tenant each waive the application of any rule of law that ambiguous or conflicting terms or provisions are to be interpreted or construed against the party who drafted the same. Landlord’s submission of this instrument to Tenant in draft or final form for examination or signature does not constitute any reservation of, or agreement or option to lease, the Premises. When executed by Tenant and delivered to Landlord, this Lease will be construed as an offer from Tenant to lease the Premises on the terms set forth in this Lease. Tenant’s offer to lease may be accepted, and a binding agreement between Tenant and Landlord created, only by Landlord’s execution of this Lease and delivery of the fully-executed Lease to Tenant. Once so delivered by Landlord, this Lease shall be deemed effective as of the Effective Date.

[SIGNATURE PAGE FOLLOWS]

Landlord and Tenant have each caused this Lease to be executed and delivered by their duly authorized representatives.

Effective Date:	LANDLORD: WDP 17600 LLC, an Arizona limited liability company
August 5, 2011 (to be completed by Landlord)

	By:	WDP Partners, LLC, an Arizona limited liability company, its Manager

		By	/s/ Robert Mayhall
Name: Robert Mayhall
Title: Manager

TENANT:

FENDER MUSICAL INSTRUMENTS CORPORATION, a Delaware corporation

	By	/s/ James Broenen
Name: James Broenen
Title: CFO

EXHIBIT “A”

DEFINITIONS

“Additional Rent” means any charge, fee or expense (other than Basic Rent) payable by Tenant under this Lease, however denoted.

“Affiliate” means, with respect to any person or entity, any other person or entity that, directly or indirectly, controls, is controlled by or is under common control with such person or entity. For purposes of this definition, “control” means possessing the power to direct or cause the direction of the management and policies of the entity by the ownership of a majority of the voting securities of the entity.

“Alteration” means any change, alteration, addition or improvement to the Premises or Property. The term “Alteration” does not include the Tenant Improvements to be constructed at the Premises by Landlord pursuant to Article 17.

“Bankruptcy Code” means the United States Bankruptcy Code as the same now exists and as the same may be amended, including any and all rules and regulations issued pursuant to or in connection with the United States Bankruptcy Code now in force or in effect after the Effective Date.

“Basic Rent” means the basic rent payable by Tenant under this Lease, initially in the amounts specified in the Basic Terms.

“Basic Terms” means the terms of this Lease identified as the “Basic Terms” located before Article 1 of this Lease.

“Building” means that certain office building now existing on the Land.

“Business Days” means any day other than Saturday, Sunday or a legal holiday in the state in which the Property is located.

“Business Hours” means Monday through Friday from 8:00 a.m. to 6:00 p.m. and on Saturdays from 8:00 a.m. to Noon, excluding holidays.

“Casualty” means any physical loss, destruction or damage to property which is caused by fire, windstorm, hail, lightning, vandalism, theft, explosion, collision, accident, flood , earthquake, collapse, or any other peril (including, without limitation, malfunctions or failures of equipment, machinery, sprinkling devices, or air conditioning, heating or ventilation apparatus; occurrences or presence of water, snow, frost, steam, gas, sewage, sewer backup, odors, noise, hail or excessive heat or cold; broken or falling plaster, ceiling tiles, fixtures or signs; broken glass; or the bursting or leaking of pipes or plumbing fixtures). “Casualty” does not include (a) any waste or excessive or unreasonable wear and tear, or (b) any loss, destruction or damage arising or resulting from the placement, disposal or release of Hazardous Materials in, on, under, about or from the Property by either Landlord or Tenant.

“Certificate of Occupancy” means a permanent certificate of occupancy, governmental sign-off or other document, permit or approval which must be obtained by Landlord from the appropriate governmental authority as a condition to the lawful initial occupancy by Tenant of the Premises.

“Claims” means all claims, actions, demands, liabilities, damages, costs, penalties, forfeitures, losses or expenses including, without limitation, reasonable attorneys’ fees and the costs and expenses of enforcing any obligation under this Lease.

“Commencement Date” means the earlier of (a) Substantial Completion of the Tenant Improvements, (b) the date Tenant commences business operations in the Premises, (c) the date Substantial Completion of the Tenant Improvements would have occurred but for Tenant Delay, or (d) February 15, 2012.

“Common Area” means parking areas, driveways, sidewalks, landscaped areas, shared entry lobbies and corridors, shared restrooms, and such other areas (outside of the Premises) that Landlord may designate from time to time as common areas of the Property.

“Condemning Authority” means any person or entity with a statutory or other power of eminent domain.

“Covered Spaces” means vehicular parking spaces located in the parking facilities provided for the Building which are covered by parking canopies and designated for the exclusive use of a specific tenant, as the same may be relocated or re-designated from time to time by Landlord.

“Delivery Date” means the target date for Landlord’s delivery of the Premises to Tenant, which initially is the delivery date specified in the Basic Terms.

“Effective Date” means the date set forth as such by Landlord when Landlord executes this Lease, as indicated on the signature page.

“Event of Default” means the occurrence of any of the events specified in Section 14.1 of this Lease, or the occurrence of any other event that this Lease expressly labels as an “Event of Default”.

“Excess Property Expenses” means the total amount of Property Expenses for any calendar year of the Term minus the product obtained by multiplying the expense stop specified in the Basic Terms by the number of rentable square feet in the Building.

“Fair Market Basic Rent” means of the then-prevailing annual rental rate being charged expressed on a per rentable square foot basis for leases for comparable office space in North Scottsdale, Arizona, including both new leases and renewals, of comparable space, of comparable size, of comparable age, for comparable use, and to tenants of comparable financial strength. For purposes of determining Fair Market Basic Rent of comparable office space, the determination of Fair Market Basic Rent shall take into consideration all relevant terms and conditions of any comparable leasing transactions, including, without limitation: (i) location, quality and age of the building: (ii) use and size of the space in question; (iii) length of tenancy in the building; (iv) extent of leasehold improvement allowances (considering existing improvements); (v) the amount of any abatement of rental or other charges; (vi) parking charges or inclusion or exclusion of the same in the rental; (vii) market real estate brokerage fees for new transactions; (viii) relocation allowances; (ix) refurbishment and repainting allowances; (x) any and all other concessions or inducements; (xi) credit standing and financial stature of the tenant or subtenant; (xii) any other adjustments (including by way of indexes) to base rental; (xiii) length of term; (xiv) expense stops; and (xv) charges for parking. When the amount of the Fair Market Basic Rent is determined (either by Tenant’s acceptance of Landlord’s Quote or pursuant to Section 1.4), Landlord and Tenant shall confirm in writing the Fair Market Basic Rent for the applicable extension of the Term. In the event Fair Market Basic Rent is determined pursuant to Section 1.4, the Deciding Appraiser shall only have the power to select either the Fair Market Basic Rent set forth in Landlord’s Quote or the Fair Market Basic Rent set forth in Tenant’s notice, and shall not be allowed to compromise, change or adjust any such amounts.

“Floor Plan” means the floor plan attached to this Lease as EXHIBIT “C”.

“Force Majeure” means acts of God; strikes; lockouts; labor troubles; inability to procure materials; acts of war; terrorist actions; inclement weather; changes in governmental laws or regulations; Casualty; orders or directives of any legislative, administrative, or judicial body or any governmental department; inability to obtain any licenses, permissions or authorities (despite commercially reasonable pursuit of such licenses, permissions or authorities); and other similar or dissimilar causes beyond Landlord’s reasonable control.

“Hazardous Materials” means any of the following, in any amount: (a) any petroleum or petroleum product, asbestos in any form, urea formaldehyde and polychlorinated biphenyls; (b) any radioactive substance; (c) any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound; and (d) any chemicals, materials or substances, whether solid, liquid or gas, defined as or included in the definitions of “hazardous substances,” “hazardous wastes,” “Hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “solid waste,” or words of similar import in any federal, state or local statute, law, ordinance or regulation now existing or existing on or after the Effective Date as the same may be interpreted by government offices and agencies, including, without limitation, (i) trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, (ii) oil or any petroleum products or fractions thereof,(iii) asbestos, (iv) polychlorinated biphenyls, (v) flammable explosives, (vi) urea formaldehyde, (vii) radioactive materials and waste, and (viii) infectious waste; provided, however, that notwithstanding all of the foregoing, for all purposes of this Lease the term “Hazardous Materials” does not and is not intended to include fungus, mold or mildew of any type or kind, or any spores, secretions, or other substances or odors emanating from or relating to any fungus, mold or mildew of any type or kind.

“Hazardous Materials Laws” means any federal, state or local laws, ordinances, codes, statutes, regulations, administrative rules, policies and orders, and other authority, existing now or in the future, which classify, regulate, list or define Hazardous Materials.

“Improvement Allowance” means the amount specified in the Basic Terms to be applied to the costs of designing and installing the Tenant Improvements pursuant to Article 17.

“Land” means that certain real property legally described on the attached EXHIBIT “B”.

“Landlord” means only the owner or owners of the Property at the time in question.

“Landlord Parties” means Landlord, Property Manager, their Affiliates, and their respective officers, directors, partners, shareholders, members and employees.

“Landlord’s Personal Property” means any trade fixtures, inventory, equipment, vehicles, or other personal property of any type or kind located at or about the Property which is owned or leased by, or is otherwise under the care, custody or control of, Landlord or its agents, employees, contractors, or invitees.

“Laws” means any law, regulation, rule, order, statute or ordinance of any governmental or private entity in effect on or after the Effective Date and applicable to the Property or the use or occupancy of the Property, including, without limitation, Hazardous Materials Laws, Property Rules and Permitted Encumbrances.

“Lease” means this Office Lease Agreement, as the same may be amended or modified after the Effective Date.

“Major Alterations” means Alterations involving any modifications to (a) the structural, mechanical, electrical, plumbing, fire/life safety or heating, ventilating and air conditioning systems of the Building, or (b) any portion of the Property outside of the interior of the Premises.

“Maximum Rate” means interest at a rate equal to the lesser of (a) 18% per annum, or (b) the maximum interest rate permitted by law.

“Mortgage” means any mortgage, deed of trust, security interest or other security document of like nature that at any time may encumber all or any part of the Property and any replacements, renewals, amendments, modifications, extensions or refinancing thereof, and each advance (including future advances) made under any such instrument.

“Net Rent” means all Rent Landlord actually receives from any reletting of all or any part of the Premises, after first deducting the Re-entry Costs and any other amounts owed by Tenant to Landlord.

“Notices” means all written notices, demands or requests that may be or are required to be given, provided, demanded or requested by either party to the other as provided in this Lease, excluding communications by Landlord regarding the Tenant Improvements which are made to the “tenant representative” appointed by Tenant under Article 17.

“Operating Expenses” means, subject to the exclusions listed below, all costs, expenses and charges which Landlord pays or incurs in connection with owning, managing, maintaining, repairing and operating the Property, as reasonably determined by Landlord, including without limitation all related to the following: (a) insurance premiums and deductible amounts under any insurance policy; (b) steam, electricity, water, sewer, gas, telephone, cable and other utility charges; (c) lawn care and landscaping; (d) re-painting, re-striping, seal-coating, cleaning, sweeping, patching and repairing parking areas and other paved surfaces serving the Building; (e) snow removal; (f) maintenance and repair of the Building and Common Areas; (g) janitorial services, window washing, cleaning, rubbish removal and other services provided to the Property; (h) property association fees, dues and assessments and all payments under any Permitted Encumbrance (except Mortgages) affecting the Property; (i) wages, benefits and other related costs and expenses payable to and associated with persons at the level of manager and below whose duties are connected with managing, maintaining, repairing and operating the Property (but only for the portion of such persons’ time allocable to the Property); (j) uniforms, supplies, materials and equipment used in connection with managing, maintaining, repairing and operating the Property; (k) replacements required for the normal maintenance, repair and operation of the Property; (I) reasonable management fees (not to exceed, however, the then average prevailing management fee charged in comparable office buildings in the North Scottsdale market) and the costs (including rental) of maintaining a building or management office in the Building; (m) capital improvements installed by Landlord (i) to comply with changes in Laws or the interpretation or enforcement thereof occurring after the Effective Date, or (ii) with a reasonable expectation of reducing energy costs or other Operating Expenses; provided that in computing Operating Expenses Landlord will amortize the cost of such capital improvements (including reasonable charges for interest on the unamortized amount) over their useful life (as reasonably determined by Landlord); (n) costs, expenses and charges incurred by Landlord in connection with public sidewalks, walkways, rights of way or other public facilities, or any easements or other appurtenances to the Property; (o) security and access control equipment and services; and (p) such other costs, expenses and charges as may ordinarily be incurred in connection with managing, maintaining, repairing and operating an office building project similar to the Property.

Operating Expenses will not include the following: (aa) the cost of capital improvements to the Property, except as provided in clause (m) above; (bb) marketing costs, leasing commissions and tenant expenses Landlord incurs in connection with leasing or procuring tenants or renovating space for new or existing tenants; (cc) legal expenses incident to Landlord’s enforcement of any lease; (dd) interest or principal payments on any Mortgage of Landlord (except as allowed under clause (m) above); (ee) any expense for which Landlord is directly reimbursed by another tenant other than as an Operating Expense; (ff) the cost of any repairs, restoration or other work for which Landlord is directly reimbursed by insurance proceeds or Taking awards; (gg) any amount paid for products or services to an entity that is an Affiliate of Landlord, but only if and to the extent such amount exceeds the fair market value of such services and products; (hh) the costs of any utilities which are separately metered to the Premises or to another tenant’s premises; (ii) any fines or penalties imposed on Landlord for failing to timely perform its obligations under this Lease; (jj) salaries of employees not related to the management, operation, repair or maintenance of the Property; (kk) any ground rent payable under any ground lease now or hereafter affecting the Property; (II) any bad debt loss, rental loss, or reserves for bad debts or rental loss; (mm) costs (other than the cost of routine maintenance) of remediation of Hazardous Materials which are in or on the Property as of the Effective Date and which are classified as Hazardous Materials under Laws in effect as of the Effective Date; (nn) any costs which would allow Landlord a “double recovery” of any other costs for which Landlord is directly reimbursed other than as an Operating Expense; (oo) any expenses incurred by Landlord in contesting the Property Taxes to the extent such expenses exceed the Property Tax savings realized as a result of the contest; (pp) costs incurred in removing the personal property or fixtures of fomner tenants or occupants of the Building; (qq) any costs, fees, dues, contributions or similar expenses for political, charitabie or similar organizations, as well as the costs of any newspaper, magazine, trade or other subscription; (rr) costs, other than those incurred in ordinary maintenance and repair, for sculptures, paintings or other large objects of art or the display of such items; (ss) any compensation or benefits paid to or provided to clerks, tenants or other persons in commercial concessions operated by or on behalf of Landlord; (tt) any costs incurred (other than deductibles) in connection with the repair of damage to the Building or the Property in connection with any Casualty or Taking; or (uu) any capital reserves of any kind.

“Permitted Encumbrances” means all easements, declarations, encumbrances, covenants, conditions, reservations, restrictions and other matters now or after the Effective Date affecting title to the Property.

“Premises” means that certain space situated in the Building shown and designated on the Floor Plan and described in the Basic Terms.

“Property” means, collectively, the Land, Building and all other improvements on the Land.

“Property Expenses” means the total amount of Property Taxes (subject to the proviso at the end of this definition) and Operating Expenses due and payable with respect to the Property during any calendar year of the Term, as the same may be adjusted pursuant to Section 3.6 of this Lease; provided, however, that until January 1, 2013, Property Expenses will exclude Property Taxes.

“Property Manager” means the property manager named in the Basic Terms or any successor property manager Landlord may appoint from time to time to manage the Property.

“Property Rules” means those certain rules attached to this Lease as EXHIBIT “E,” as Landlord may amend the same from time to time.

“Property Taxes” means any general real property tax, improvement tax, assessment, special assessment, reassessment, commercial rental tax, in lieu tax, levy, charge, penalty or similar imposition imposed by any authority having the direct or indirect power to tax, including but not limited to, (a) any city, county, state or federal entity, (b) any school, agricultural, lighting, drainage or other improvement or special assessment district, (c) any governmental agency, or (d) any private entity having the authority to assess the Property under any of the Permitted Encumbrances. The term “Property Taxes” includes all charges or burdens of every kind and nature Landlord incurs in connection with using, occupying, owning, operating, leasing or possessing the Property, without particularizing by any known name and whether any of the foregoing are general, special, ordinary, extraordinary, foreseen or unforeseen; any tax or charge for fire protection, street lighting, streets, sidewalks, road maintenance, refuse, sewer, water or other services provided to the Property. The term “Property Taxes” does not include Landlord’s state or federal income, franchise, gift, estate or inheritance taxes. If Landlord is entitled to pay any of the above listed assessments or charges in installments over a period of two or more calendar years, then only such installments of the assessments or charges (including interest thereon) as are actually paid in a calendar year will be included within the term “Property Taxes” for such calendar year.

“Re-entry Costs” means all costs and expenses Landlord incurs re-entering or reletting all or any part of the Premises after an Event of Default, including, without limitation, all costs and expenses Landlord incurs (a) maintaining or preserving the Premises; (b) recovering possession of the Premises, removing persons and property from the Premises and storing such property (including court costs and reasonable attorneys’ fees); (c) renovating or altering the Premises; and/or (d) reletting the Premises (including without limitation real estate commissions, advertising expenses and similar expenses paid or payable in connection with reletting all or any part of the Premises). “Re-entry Costs” also includes the value of free rent and other concessions Landlord gives in connection with re-entering or reletting all or any part of the Premises.

“Rent” means, collectively, Basic Rent and Additional Rent.

“Rent Tax” means any tax or excise on rents, all other sums and charges required to be paid by Tenant under this Lease, and gross receipts tax, transaction privilege tax or other tax, however described, which is levied or assessed by the United States of America, the state in which the Building is located or any city, municipality or political subdivision thereof, against Landlord in respect to the Basic Rent, Additional Rent or other charges payable under this Lease or as a result of Landlord’s receipt of such rents or other charges accruing under this Lease; provided, that “Rent Tax” does not include any federal, state or local income tax or other tax, however denominated, which is applied to or measured by the net income of Landlord.

“Substantial Completion” means either (a) the date a Certificate of Occupancy (or all approvals required for the issuance thereof) is obtained for the Premises, or (b) if a Certificate of Occupancy is not required as a condition to Tenant’s lawful occupancy of the Premises, the date that the Tenant Improvements are substantially completed (subject to punch list items), as confirmed in writing by the Architect; provided that if either (a) or (b) is delayed or prevented because of work Tenant is responsible for performing in the Premises, “Substantial Completion” means the date that all of Landlord’s work which is necessary for either (a) or (b) to occur has been performed (subject to punch list items) and Landlord has made the Premises available to Tenant for the performance of Tenant’s work.

“Supplemental Equipment” means any of the following items that, in each case, are (a) installed within the Premises by Tenant or at Tenant’s request, (b) serve only the Premises, and (c) are not included by Landlord in the building standard systems, fixtures and equipment of the Building: (i) any supplemental or specialty electrical, mechanical, plumbing, heating, ventilation or air conditioning systems, fixtures or equipment; (ii) any supplemental or specialty fire, life, safety or security systems, fixtures or equipment; or (iii) any video, audio, communications or computer systems, fixtures or equipment (including cabling).

“Taking” means the exercise by a Condemning Authority of its power of eminent domain on all or any part of the Property, either by accepting a deed in lieu of condemnation or by any other manner.

“Tenant” means the tenant identified in this Lease and such tenant’s permitted successors and assigns. In any provision relating to the conduct, acts or omissions of “Tenant,” the term “Tenant” includes the tenant identified in this Lease and such tenant’s agents, employees, contractors, invitees, successors, assigns and others using the Premises or on the Property with Tenant’s express or implied permission.

“Tenant Delay” means any delay caused or contributed to by Tenant, including, without limitation, with respect to the Tenant Improvements, Tenant’s failure to timely prepare or approve a space plan for the Tenant Improvements, Tenant’s failure to timely prepare or approve construction drawings and specifications, and any delay from any revisions Tenant proposes to the approved construction drawings and specifications. A Tenant Delay excuses Landlord’s performance of any obligation related thereto for a period equal to (a) the duration of the act, occurrence or omission that constitutes the Tenant Delay, or (b) if longer, the period of delay actually caused by such Tenant Delay.

“Tenant Improvements” means the initial improvements to the Premises that are designed and installed as provided in Article 17.

“Tenant Parties” means the tenant identified in this Lease, its Affiliates, and their respective officers, directors, partners, shareholders, members and employees.

“Tenant’s Personal Property” means any trade fixtures, inventory, equipment, vehicles, or other personal property of any type or kind located at or about the Property which is owned or leased by, or is otherwise under the care, custody or control of, Tenant or its agents, employees, contractors, or invitees.

“Tenant’s Share of Excess Property Expenses” means the product obtained by multiplying the amount of Excess Property Expenses for the period in question by the Tenant’s Share of Excess Property Expenses Percentage.

“Tenant’s Share of Excess Property Expenses Percentage” means the percentage computed by (a) dividing the rentable square feet of the Premises by the total rentable square feet of the Building and (b) multiplying the quotient by 100.

“Term” means the initial term of this Lease specified in the Basic Terms and, if applicable, any exercised extension period then in effect.

“Transfer” means an assignment, mortgage, pledge, transfer, sublease, license or other encumbrance or conveyance (voluntarily, by operation of law or otherwise) of this Lease or the Premises or any right, title or interest in or created by this Lease or the Premises. The term “Transfer” also includes any assignment, mortgage, pledge, transfer or other encumbering or disposal (voluntarily, by operation of law or otherwise) of any ownership interest in Tenant that results or could result in a change of control of Tenant.

“Uncovered Spaces” means vehicular parking spaces located in the parking facilities provided for the Building which are not covered by parking canopies and are not designated for the exclusive use of a specific tenant or for use by visitors to the Property, as the same may be relocated or re-designated from time to time by Landlord.

EXHIBIT “B”

LEGAL DESCRIPTION OF THE LAND

LOT 1, OF FNBA CENTER, ACCORDING TO THE PLAT OF RECORD IN THE OFFICE OF THE COUNTY RECORDER OF MARICOPA COUNTY, ARIZONA, RECORDED AS BOOK 844 OF MAPS, PAGE 47.

EXCEPT ALL OIL, GAS, OTHER HYDROCARBON SUBSTANCES, HELIUM OR OTHER SUBSTANCES OF A GASEOUS NATURE, COAL, METALS, MINERALS, FOSSILS, FERTILIZERS OF EVERY NAME AND DESCRIPTION;

TOGETHER WITH ALL URANIUM, THORIUM OR ANY OTHER MATERIAL WHICH IS OR MAY HAVE DETERMINED BY THE LAWS OF THE UNITED STATES OR OF THIS STATE OR DECISIONS OF COURT TO BE PECULIARLY ESSENTIAL TO THE PRODUCTION OF FISSIONABLE MATERIALS, WHETHER OR NOT OF COMMERCIAL VALUE AS RESERVED BY THE STATE OF ARIZONA IN PATENT RECORDED VALUE AS RESERVED BY THE STATE OF ARIZONA IN PATENT RECORDED DECEMBER 1, 1988 AS DOCUMENT NO. 88-585050 OF OFFICIAL RECORDS, MARICOPA COUNTY RECORDS.

B-1

EXHIBIT “C”

FLOOR PLAN

[SEE ATTACHED]

[NOTE: THE CROSS-HATCHED AREA IS NOT A PART OF THE PREMISES]

C-1

EXHIBIT C

north

Fender

FENDER MUSICAL INSTRUMENTS
SCOTTSDALE, ARIZONA

17600
1ST FLOOR

PHX11-6016-00
04-26-11

WARE MALCOMB

EXHIBIT C

FENDER MUSICAL INSTRUMENTS
SCOTTSDALE, ARIZONA
17600
2ND FLOOR
WARE MALCOMB
PHX11-6016-00
04-26-11

PATIO
SUBJECT PROPERTY
PERIMETER DRIVE
PACESETTER WAY
SCALE: NTS
north

FENDER MUSICAL INSTRUMENTS
SCOTTSDALE, ARIZONA

17600
PATIO EXPANSION SPACE

PHX11-6016-00
08-01-11

WARE MALCOMB
Leading Design for Commercial Real Estate

EXHIBIT “D”

COMMENCEMENT DATE MEMORANDUM

THIS MEMORANDUM is made and entered into as of                                     , 2011 by and between WDP 17600 LLC, an Arizona limited liability company, as Landlord, and FENDER MUSICAL INSTRUMENTS CORPORATION, a Delaware corporation, as Tenant.

RECITALS:

A. Landlord and Tenant are parties to a certain Office Lease Agreement dated as of                     , 2011 (“Lease”), relating to certain premises (“Premises”) located in the building commonly known as “[Building Name]”, located at 17600 N. Perimeter Drive, Scottsdale, Arizona (“Building”).

B. All capitalized terms not otherwise defined in this Memorandum have the meanings given them in the Lease.

C. Landlord and Tenant desire to confirm certain facts regarding the Lease, including the Commencement Date, the size of the Premises and Building, the monthly Basic Rent installment amounts, and the date the initial Term of the Lease expires [and the notice date(s) and expiration date(s) of any extension periods provided to Tenant under the Lease.]

ACKNOWLEDGMENTS:

Pursuant to Section 1.2 of the Lease and in consideration of the facts set forth in the Recitals, Landlord and Tenant acknowledge and agree as follows:

1. The Commencement Date under the Lease is February 1,2012.

2. The Premises contains              rentable square feet and              usable square feet.

3. The Building contains 127,690 rentable square feet.

4. Monthly installments of Basic Rent:

Months	Basic Rent
$

$

$

5. Initial Tenant’s Share of Excess Property Expenses Percentage:             % [if different from Basic Terms].

6. The initial Term of the Lease expires on                     , unless the Lease is sooner terminated in accordance with the terms and conditions of the Lease.

7. Tenant must exercise its first right to extend the Term, if at all, by notifying Landlord no later than                         , subject to the conditions and limitations set forth in the Lease.

8. If so extended, the Term will expire on                         , unless the Lease is sooner terminated in accordance with the terms and conditions of the Lease.

9. Tenant must exercise its second right to extend the Term, if at all, by notifying Landlord no later than                         , subject to the conditions and limitations set forth in the Lease.

D-1

10. If so extended, the Term will expire on                             , unless the Lease is sooner terminated in accordance with the terms and conditions of the Lease.

11. The Early Termination Payment, as defined in Section 18.4 of the Lease, is equal to $                        .

Landlord and Tenant have each caused this Memorandum to be executed and delivered by their duly authorized representatives as of the day and date first written above. This Memorandum may be executed in counterparts, each of which is an original and all of which constitute one instrument.

LANDLORD:

WDP 17600 LLC, an Arizona limited liability company

By:	WDP Partners, LLC, an Arizona limited liability company, its Manager

By
Name:
	Title:	Manager

TENANT:

FENDER MUSICAL INSTRUMENTS CORPORATION, a Delaware corporation

By
Name:
Title:

D-2

EXHIBIT “E”

PROPERTY RULES

The following Property Rules apply to and govern Tenant’s use of the Premises and Property. Capitalized terms have the meanings given in the Lease, of which these Property Rules are a part. Tenant is responsible for all Claims arising from any violation of the Property Rules by Tenant.

1. No awning or other projection may be attached to the outside walls of the Premises or Property. No curtains, blinds, shades or screens visible from the exterior of the Premises may be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord.

2. No sign, lettering, picture, notice or advertisement which is visible from the exterior of the Premises or Property may be installed on or in the Premises without Landlord’s prior written consent, and then only in such manner, character and style as Landlord may have approved in writing.

3. Tenant will not obstruct sidewalks, entrances, passages, corridors, vestibules, halls, or stairways in and about the Property that are used in common with other tenants or any other portion of the Common Area. Tenant will not place objects against glass partitions or doors or windows that would be unsightly from any of the corridors of the Property or from the exterior of the Property and will promptly remove any such objects upon notice from Landlord. Tenant will not locate or store any equipment, materials, supplies or other property outside of the interior of the Premises.

4. Tenant will not create or allow obnoxious or harmful fumes, odors, smoke or other discharges that may be offensive to the other occupants of the Property or neighboring properties, or otherwise create any nuisance.

5. The Premises may not be used for cooking (as opposed to heating of food in microwave ovens and similar appliances), lodging, sleeping or for any immoral or illegal purpose.

6. Tenant will not make excessive noises, cause disturbances or vibrations or use or operate any electrical or mechanical devices or other equipment that emit excessive sound or other waves or disturbances or which may be offensive to the other occupants of the Property, or that may unreasonably interfere with the operation of any device, equipment, computer, video, radio, television broadcasting or reception from or within the Property or elsewhere, or otherwise use any apparatus or device in or about the Premises that causes substantial noise, odor or vibration.

7. Machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building, will be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.

8. No dog or other animal or bird is allowed in the Property, except for animals assisting the disabled.

9. Tenant will not knowingly waste electricity, water or air conditioning and will cooperate with Landlord to ensure the most effective operation of the Property’s heating, air conditioning, ventilation and utility systems. Tenant will not use any method of heating or air conditioning (including without limitation fans or space heaters) other than that supplied by Landlord or approved in writing. Tenant will not connect any apparatus or device to electrical current or water except through the electrical and water outlets installed by Landlord in the Premises.

10. Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage, which includes keeping valuable items locked up and doors locked and other means of entry to the Premises closed and secured after Business Hours and at other times the Premises is not in use.

11. No additional locks or similar devices may be attached to any door or window and no keys other than those provided by Landlord may be made for any door. If more than two keys for one lock are desired by the Tenant, Landlord will provide the same upon payment by the Tenant. Upon termination of this Lease or of Tenant’s possession, Tenant will surrender all keys of the Premises and will explain to Landlord all combination locks on safes, cabinets and vaults.

12. Tenant will not bring into the Property inflammables, such as gasoline, kerosene, naphtha and benzine, or explosives or any other article of intrinsically dangerous nature.

13. Tenant will not bring any bicycles or other vehicles of any kind into the Building, except for appropriate vehicles necessary for assisting the disabled.

14. In any portion of the Premises located on the ground floor of the Building, Tenant may not place floor mats (including chair mats) on carpeted areas of the floor, unless the mats are “breathable” and approved by Landlord in advance of use. If any carpeting or other flooring is installed by Tenant using an adhesive, such adhesive will be an odorless, releasable adhesive.

15. If Tenant requires telegraphic, telephonic, security alarm, satellite dishes, antennae or similar services, Tenant will first obtain Landlord’s written approval, and comply with Landlord’s reasonable instructions in their installation. Tenant will not have the right to install or locate satellite dishes, antennae or other equipment or personal property on the roof or exterior of the Building without first obtaining Landlord’s written approval, which approval will not be unreasonably withheld, conditioned or delayed. If Landlord gives such approval, the proposed installation or location will be made in accordance with Landlord’s reasonable instructions and, if required by Landlord, in the presence, and under the direction, of a representative of Landlord.

16. The water and wash closets, drinking fountains and other plumbing fixtures will not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, coffee grounds or other substances may be thrown therein.

17. Tenant will not overload any utilities serving the Premises.

18. All loading, unloading, receiving or delivery of goods, supplies, furniture or other items may be made only through entryways provided for such purposes. Deliveries during normal office hours will be limited to normal office supplies and other small items. No deliveries may be made which unreasonably impede or interfere with other tenants or the operation of the Building. No equipment, materials, furniture, packages, supplies, merchandise or other property may be received in the Building or carried in the passenger elevators except between such hours and in such elevators as may be designated by Landlord.

19. Tenant’s initial move in and subsequent deliveries of heavy or bulky items, such as furniture, safes and similar items will be made only outside of Business Hours and only in such manner as Landlord from time to time prescribes in writing. Landlord will in all cases have the right to specify the proper position of any safe, equipment or other heavy article, which will only be used by Tenant in a manner which will not interfere with or cause damage to the Premise or the Property, or to the other tenants or occupants of the Property. Tenant will not overload the floors or structure of the Building.

21. Canvassing, soliciting, and peddling in or about the Property is prohibited and Tenant will cooperate to prevent the same.

22. Persons may enter the Building only in accordance with such reasonable regulations as Landlord may from time to time establish. Persons entering or departing from the Building may be questioned as to their business in the Building, and Landlord may require the use of an identification card or other access device or procedures, and/or the registration of persons as to the hour of entry and departure, nature of visit, and other information deemed necessary for the protection of the Building. All entries into and departures from the Building will be through one or more entrances as Landlord from time to time designates. Landlord may elect not to enforce some or all of the foregoing during Business Hours or other times, but reserves the right to do so at Landlord’s discretion. Landlord may also, at its discretion, utilize other procedures (including without limitation screening devices, physical inspections, and/or other means) reasonably designed to prevent weapons or dangerous items from being brought into the Building. Tenant will cooperate with all such procedures.

23. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to limit or prevent access to the Property during the continuance of the same by closing the doors or taking other appropriate steps. Landlord will in no case be liable for damages for any error or other action taken with regard to the admission to or exclusion from the Property of any person at any time.

24. Smoking is not permitted anywhere upon the Property, except in such areas (if any) located outside of the Building as may be expressly designated as permitted smoking areas in writing from time to time by Landlord in its sole and absolute discretion. Tenant will not allow any smoking anywhere Within the Building. All smoking materials must be disposed of in ashtrays or other appropriate receptacles provided for that purpose.

25. The Building directory will be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names therefrom and to limit the amount of space thereon dedicated to Tenant.

26. Unless otherwise approved by Landlord in writing, all janitorial services for the Property and the Premises will be provided exclusively through Landlord, and except with the written consent of Landlord, no person or persons other than those approved by Landlord will be employed by Tenant or permitted to enter the Property for the purpose of performing janitorial services. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Property.

27. Landlord reserves the right to exclude or expel from the Property any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Property Rules or any Laws.

28. Tenant will store all its trash and garbage in proper receptacles within its Premises or in other facilities provided for such purpose by Landlord. Tenant will not place in any trash box or receptacle any Hazardous Materials or any other items or materials that cannot be safely and properly disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal will be made in accordance with directions issued from time to time by Landlord. Tenant will cooperate with any recycling program at the Property.

29. Tenant will not use in the Premises or Common Area of the Property any hand truck except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve.

31 . Tenant will comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

32. Tenant’s service or other requests regarding the operation of the Property will be made by appropriate application to Landlord’s property management office for the Property by an authorized individual.

33. Tenant will not park or permit parking in any areas designated by Landlord for parking by visitors to the Property or for the exclusive use of other tenants or occupants of the Property. Only passenger vehicles may be parked in the parking areas.

34. Parking stickers or any other device or form of identification supplied as a condition of use of the parking facilities will remain the property of Landlord. Such parking identification device must be displayed as requested and may not be mutilated or obstructed in any manner. Such devices are not transferable and any device in the possession of an unauthorized holder will be void. Landlord may charge a fee for parking stickers, cards or other parking control devices supplied by Landlord.

35. No overnight or extended term parking or storage of vehicles is permitted.

36. Parking is prohibited (a) in areas not striped for parking; (b) in aisles; (c) where “no parking” signs are posted; (d) on ramps; (e) in cross-hatched areas; (f) in loading areas; and (g) in such other areas as may be designated by Landlord.

37. All responsibility for damage, loss or theft to vehicles and the contents thereof is assumed by the person parking their vehicle.

38. Tenant and/or each user of the parking area may be required to sign a parking agreement, as a condition to parking, which agreement may provide for the manner of payment of any parking charges and other matters not inconsistent with this Lease and these Property Rules.

39. Landlord reserves the right to refuse parking identification devices and parking rights to Tenant or any other person who fails to comply with the Property Rules applicable to the parking areas. Any violation of such rule will subject the vehicle to removal, at such person’s expense.

40. A third party may own, operate or control the parking areas, and such party may enforce these Property Rules relating to parking. Tenant will obey any additional rules and regulations governing parking that may be imposed by the parking operator or any other person controlling the parking areas serving the Property.

41. Tenant will be responsible for the observance of all of the Property Rules by Tenant (including, without limitation, all employees, agents, clients, customers, invitees and guests).

42. Landlord may, from time to time, waive any one or more of these Property Rules for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a continuing waiver of such Property Rule(s) in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Property Rule(s) against Tenant or any or all of the tenants of the Property.

43. These Property Rules are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the other terms, covenants, agreements and conditions of the Lease. To the extent there is any conflict between a Property Rule and any express term or provision otherwise set forth in the Lease, such other express term or provision in the Lease will be controlling.

EXHIBIT “F”

BUILDING SIGN LOCATION

[SEE ATTACHED]

Tenant’s exterior Building sign may be placed in an area selected by Tenant anywhere within the sign bands shown on the attached exhibit.

F-1

EXHIBIT “G”

JANITORIAL SERVICES

A.	LOBBIES, CORRIDORS, AND ENTRIES IN OCCUPIED TENANT SPACES

Daily Services

1.	Sweep and clean building entrances.

2.	Clean and remove smudges from entry door glass.

3.	Wipe clean all glass, wood or metal doors and door jams.

4.	Empty all trash receptacles, clean container with clean, damp cloth and replace plastic liner.

5.	Remove debris from landscaped pots and planters.

6.	Dust and clean all horizontal surfaces under 7 feet.

7.	Vacuum carpet areas completely and remove spots.

8.	Dust mop and/or damp mop hard surface floors.

9.	Clean and remove smudges and marks on walls and wall coverings.

10.	Clean, polish and sanitize all water fountains.

11.	Wipe clean all fire extinguisher cabinets and glass.

12.	Clean and polish all elevator doors, kick plates, door tracks, and clean flooring.

Weekly Services

1.	Clean and polish all entry and sills.

2.	Dust and clean or polish all baseboards.

3.	Dust all ledges.

Monthly Services

1.	Clean all ceiling vents and grills.

2.	Dust ceiling corners and entry ways.

B.	GENERAL OFFICES

Daily Services

1.	Remove hand spots or smudges from entry doors.

2.	Dust and/or damp mop all non-carpeted areas.

3.	Vacuum and spot clean carpets in all traffic areas.

4.	Properly position furniture in Offices and Conference Rooms.

5.	Properly position furniture, books, magazines in Reception Area.

6.	Spot clean all partition glass.

7.	Remove all fingerprints and smudges from light switch covers and doorknob handles as needed.

8.	Dust windowsills and ledges.

9.	Feather dust desks and phones. DO NOT DUST desks, conference tables, or counters, which are cluttered with paper work.

10.	Empty all wastebaskets and carry trash to designated areas for removal. Replace plastic liners as needed.

11.	Clean and wash all lunchroom tabletops, counters, cabinets, refrigerator and microwave (outside only).

12.	Before leaving any suite, shut off all lights, electrical appliances, lock only interior doors as requested and lock all entrance doors.

C.	RESTROOMS

Daily Services

1.	Dust and clean restroom signage and doors.

2.	Vacuum all restroom vestibules and remove spots.

3.	Wet mop and disinfect tile floors, paying particular attention to areas under urinals and toilet bowls.

4.	Clean alkaline deposits and soap spills from floor and counter tile grout.

5.	Wash and disinfect all basins, urinals, toilet bowls, removing scale and stains.

6.	Clean underside rims of urinals and toilet bowls, removing scale and stains.

7.	Wash both sides of toilet seats with soap and water disinfect.

8.	Empty, clean, sanitize and polish all paper dispensers, replacing liners as necessary.

9.	Clean and polish mirrors.

10.	Dust ledges and baseboards.

11.	Damp wipe, polish and shine all chrome, metal fixtures, hand plates, kick plates, utility covers, plumbing, clean-out covers and door knobs.

12.	Spot clean with disinfectant all partitions and tile walls (report any graffiti and remove if possible).

13.	Fill all dispensers with soap, towels, toilet paper and sanitary napkins.

14.	Report all burned out lights, leaking faucets, running plumbing or other maintenance needs.

15.	Janitor carts will not be brought into restroom areas or used to prop open doors.

16.	Restroom doors will be propped open with a rubber stop and a sign indicating restroom closed for cleaning will be placed outside.

17.	Deodorizers will not be used in restrooms.

Weekly Services

1.	Wash all waste containers and disinfect.

2.	Clean and polish all doors, door plates, and hardware.

3.	Clean all floor drains and flush with antibacterial cleaner.

Monthly Services

1.	Wash all waste containers and disinfect.

2.	Wipe clean all ceilings, lights and fixtures.

3.	Machine scrub ceramic floors with a disinfectant and rinse with a neutral cleaner.

4.	Clean, rinse, and refinish tile floors as needed.

5.	Detail all toilet compartments and fixtures.

6.	Brush and clean all grills and vents.

D.	STAIRWELLS AND COMMON AREAS

Daily Service

1.	Police stairwells and Common Areas, removing all trash, cigarette butts, etc.

2.	Clean tables and chairs on patios and police for debris.

3.	Remove cigarette butts from ash urns.

4.	Empty exterior trash cans.

5.	Detail clean elevator and vacuum carpeting.

6.	Clean metal mail boxes and courier stations.

Weekly Service

1.	Sweep down all stairs and landings.

2.	Dust all handrails, banisters, and ledges.

3.	Spot clean all walls of fingerprints and smudge marks, etc.

4.	Dust and clean all stairwell signage.

5.	Dust and clean any emergency phones.

Monthly Services

1.	Wipe clean all stairwell doors and door jams.

2.	Wet mop all stairs and stair landings (clean baseboards if applicable).

3.	Dust and clean all emergency fire equipment and plumbing.

G-4